Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RAFEX GOLD CORP

(Exact Name of Registrant as Specified in its Charter)

Wyoming	1041	92-0606065
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Richard Chiang Chief Financial Officer 1111 South Roop Street, #1915 Carson City, NV 89702 775-386-2570	Russell Brimage President, CEO, Chairman 1912 Capitol Avenue, Suite 500 Cheyenne, WY 82001 775-386-2570
(Address and telephone number of principal executive offices)	Name, address and telephone of agent for service

With copies to:

Darian Andersen

General Counsel, PC

1015 Waterwood Parkway Ste Ga-1

Edmond, OK 73034

Tel:  (405) 330 2235

Fax:  (405) 330 2236

Approximate date of commencement of proposed sale to public:

As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer”, “accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☒	Smaller reporting company	☒

We are an ‘emerging growth company’ as defined in the Jumpstart Our Business Startups Act of 2012 (the ‘JOBS Act’) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filing

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

RAFEX GOLD CORP

22,667,672 Shares

Common Stock

This prospectus relates to the offer and sale of 22,667,672 Shares of common stock of Rafex Gold Corp., a Wyoming corporation (the “Company”), $0.001 par value per share (the “Shares”), offered by the holders thereof. The Selling Shareholders, identified herein, will offer to sell their shares at a price of $0.25 per share, or at prevailing market prices or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The Selling Shareholders are deemed to be statutory underwriters.

The maximum number of Shares that can be sold pursuant to the terms of this offering by all the Selling Shareholders is 22,667,672 Shares (the “Selling Shareholder Shares”). Because all of the shares being offered under this prospectus are Resale Shares being offered by Selling Shareholders, we cannot currently determine the price or prices at which our Common Stock may be sold under this prospectus. Any Selling Shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. Funds received from the sale of the Selling Shareholder Shares will be immediately available to such Selling Shareholder. The Company will not receive any proceeds from the sale of Selling Shareholder Shares. For additional information on the methods of sale of the Resale Shares, you should refer to the section titled “Plan of Distribution”.

The offering will terminate twelve (12) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow Selling Shareholders to offer and sell the Shares for a period of up to one (1) year, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

The Company’s common stock is quoted on the OTCID Marketplace under the trading symbol RAFX; however, due to very limited amounts of trading, there has been no public market for the Company’s common stock. Upon this Registration Statement being deemed effective, the Selling Shareholders may be able to sell the Selling Shareholder Shares at then-current market rates. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

As of the date of this prospectus, there are 63,711,675 shares of Common Stock issued and outstanding, reflecting the cancellation of 75,229 shares of Common Stock previously held by Rafex Pty Ltd., a wholly-owned subsidiary of the Company, pursuant to a Board resolution dated April 1, 2026 and the issuance of 10,358,936 to eliminate debt as of March 31, 2026, by The Robert Francis Davies Trust on May 18, 2026.

Neither the Company nor any Selling Shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or any Selling Shareholder can locate and enter into any such arrangement(s), the Shares of such Selling Shareholder(s) will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$5,666,918	None	$5,666,918

The securities offered in this prospectus involve a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2026.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PART I — INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus and does not contain all of the information you should consider in making your investment decision.  Before investing in the securities offered hereby, you should read the entire Prospectus, including our consolidated financial statements and related notes included in this Prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In this Prospectus, the terms “Rafex Gold,” “the Company,” “we,” “us,” and “our” refer to Rafex Gold Corp., a Wyoming corporation., or Triple Twenty Ltd Pty, or Rafex Pty Ltd. its wholly owned subsidiaries.

RAFEX GOLD CORP

Corporate History

Rafex Gold Corp. (the “Company”) was originally incorporated in Nevada on January 28, 2000, under the name American Resources Corporation. On August 30, 2005, to September 22, 2022 the Company’s name was Sakha Enterprises Corp. On September 14, 2018, the Company changed its domicile to Wyoming, and on September 23, 2022, the Company changed its name to Rafex Gold Corp., its current name. The Company primarily engages in gold and iron ore exploration activities, with a focus on exploring and developing mining leases in Australia and Malaysia. In 2023, the Company completed a merger by and between Rafex Gold Acquisition Corp. and Triple Twenty Pty, Ltd, with Triple Twenty Pty, Ltd. becoming a wholly-owned subsidiary of Rafex Gold Corp. In 2025, the Company completed a merger by and between Rafex Gold Acquisition Corp II and Rafex Pty Ltd., bringing in additional mining leases and operations in Malaysia.

Rafex Gold Corp. Wyoming (RAFX)
Triple Twenty Pty Ltd. 100%
Rafex Pty Ltd. 100%
Datgeo Minerals Sdn. Bhd. 50%

The Company has an address for mailing purposes at 1111 S. Roop Street, #1915, Carson City, NV 89702. The Company’s main phone number is 775-386-2570.

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Business

Business Overview

Rafex Gold Corp. primarily engages in mineral exploration activities, with a focus on exploring and developing various mineral resources. The Company’s four primary assets are the Bendoc, Mt Bute/Ballarat, Rutherglenn and Aur Gading. The Mt Bute Project is located in the Lachlan Orogeny, known to host gold deposits, and is currently undergoing exploration and development activities.

Bendoc Project

The tenement includes the Bonang, Clarkville, and Bendoc goldfields. Most of the area consists of crown land where logging was active until recently. Drilling has identified an estimated (Non-JORC) resource of approximately 94,000 ounces at the Victoria Star mine, while most other mines in the area remain largely unexplored.

At Victoria Star, drilling has indicated the presence of both unmined high-grade veins and extensive stock-work zones, which could potentially be suitable for shallow open cut mining. Gold mineralization is associated with a north-south fault system extending over 13 kilometers, much of which has not been explored using modern techniques. Geophysical surveys are expected to be effective across this tenement.

Mt Bute/Ballarat Project

This tenement is near key west-dipping faults known for major gold deposits in Victoria. Up to 50m of basalt cover has limited past exploration, though some areas may have none. In the 1980s, CRA found gold beneath the basalt on basement rocks. There is potential for a large deposit similar to Sovereign Hill. Modern geoscience surveys could directly detect gold within this area.

Rutherglenn Project

EL 8456 was granted to the company in the first quarter of 2025. The lease is centered on the town of Rutherglenn in rural Victoria, Australia. It is 248km^2 and expires on April 30, 2030.1.4 million ounces of gold were produced in the area by 1920, mainly from underground mining of high-grade ancient placers (4.0–7.9 g/m²). The primary gold source remains unidentified. The exploration target exceeds 300,000 ounces, and geophysics should help determine the depth of deep leads.

Aur Gading Iron Ore Project

Through its wholly-owned subsidiary Rafex Pty Ltd., the Company holds a 50% equity interest in Datgeo Minerals Sdn Bhd (Company No. 1453020-W), a Malaysian private limited company established to operate the Aur Gading iron ore project (the “Project”) pursuant to an Agreement to Mine, Process and Operate dated December 3, 2024 (the “Operating Agreement”) among Datgeo Minerals Sdn Bhd, Rafex Pty Ltd., and Datgeo Sdn Bhd (Company No. 1063860-W) (“DGO”), the Project Manager. The remaining 50% of Datgeo Minerals Sdn Bhd is held by DGO.

The Project is located on Mining Licence No. ML05/2021 (“ML05/2021”) covering approximately 116.9 hectares (288.87 acres) in the district of Batu Yon, Kuala Lipis, State of Pahang, Malaysia. ML05/2021 is held by Aras Kuasa Sdn Bhd, which has granted DGO the right to explore, mine, process, recover, and sell all minerals from within the designated area pursuant to an Exploration and Mining Agreement dated July 4, 2023. Rafex’s rights to the Project flow through this structure and are therefore subject to the continued validity of ML05/2021 and the Exploration and Mining Agreement between DGO and Aras Kuasa Sdn Bhd.

If the Aras Kuasa agreement were degraded, amended or terminated or if Aras Kuasa lost its mining licence, Rafex’s interest in the Aur Gading Project would be at risk. We cannot make any assurances that if Aras Kuasa is impaired by any negative issues that our agreement with DGO would therefore not be at risk.

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Pursuant to the Operating Agreement, Rafex Pty Ltd. is responsible for providing project funding of up to AUD $1,000,000 in tranches, which is classified as a loan to Datgeo Minerals Sdn Bhd. Following repayment of this loan and recovery by DGO of prior exploration expenses of up to RM2,000,000, DGO and Rafex Pty Ltd. shall each receive a 50% profit share of revenues from the sale of minerals extracted from the Project. The Operating Agreement is governed by the laws of Malaysia. Commercial production at the Aur Gading Project is currently targeted during Q3 2026.

Map of Malaysia, Aur Gading

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Western and Eastern drilled iron ore areas within Aur Gading

Exposed magnetite

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Magnetite and quartz carbonate vein in diamond core

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Markets

Markets Overview

Gold has been recognized as a store of value and a medium of exchange for thousands of years. Historically, its price has experienced significant fluctuations due to factors such as geopolitical events, inflation, currency movements, and shifts in global economic conditions. Over the past several decades, gold prices have generally trended upward, with notable peaks in the 1980s, 2011, and most recently in January 2026, when the price reached an all-time high of $5,595 per ounce. Following this peak, the price has adjusted, and as of August 2026, gold is trading in the range of approximately $3,922–$4,171 per ounce. The precious metal continues to be influenced by central bank policies, investor demand, and macroeconomic trends.

Chart from Monex Precious Metals.

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Iron ore is a key raw material in steel production and its price is influenced by global industrial demand, particularly from the construction and manufacturing sectors. Historically, iron ore prices have experienced significant volatility due to factors such as changes in global steel production, supply disruptions, and shifts in economic activity, especially in China, the world’s largest consumer. After reaching a low in September 2024, prices began to recover in late 2024 and early 2025, reaching a high of $112 per ton in May 2026. As of August 2026, iron ore is trading in the range of $97.50 to $100 per metric ton, reflecting a modest increase compared to the same period last year. The market remains sensitive to supply-side developments, including production levels from major exporters such as Australia and Brazil, as well as evolving trade policies and environmental regulations.

Chart from FRED St Louis.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of: (i) the last day of our fiscal year following the fifth anniversary of the effective date of this registration statement; (ii) the last day of the fiscal year in which our total annual gross revenues exceed $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter.

As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, including not being required to provide a compensation discussion and analysis;

•	exemption from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

•	an extended transition period for complying with new or revised accounting standards, allowing us to adopt new accounting standards on the same timeline applicable to private companies.

We have elected to take advantage of the extended transition period for complying with new or revised accounting standards under the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

We have also elected to take advantage of the reduced executive compensation disclosure requirements available to emerging growth companies. Accordingly, this prospectus contains reduced executive compensation disclosure compared to what would be required for a non-emerging growth company.

We cannot predict whether investors will find our Common Stock less attractive as a result of our reliance on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the price of our Common Stock may be more volatile.

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THE OFFERING

The following is a summary of the shares being offered by the Selling Stockholders.

Common Stock Offered by Selling Stockholders	22,667,672 shares

Common Stock Outstanding as of September 10, 2026	63,711,675

Use of Proceeds	The Selling Stockholders shall receive the proceeds from the sale of the Resale Shares. Rafex Gold Corp will receive no proceeds from the sale of the Resale Shares by the Selling Stockholders.

OTCID Trading Symbol	RAFX

Offering Price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices at their discretion.

Dividend Policy	Rafex Gold Corp does not anticipate paying dividends on the Common Stock in the foreseeable future.

Risk Factors	Investing in the Common Stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning page 10 of this prospectus.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other risks not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our shares of common stock could decline.

Risks Related to Our Common Stock and Other Risks

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stockless attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and results in increased costs to us and could have a negative effect on our results of operations, financial condition or business. As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

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Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expense and significant management time and attention.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority stockholders to effect certain corporate actions.

As of the date of this prospectus, our officers and directors beneficially own approximately 86.43% voting power of our issued and outstanding voting securities. As a result, they possess significant influence over our elections and votes. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer. Additionally, our President, Chief Executive Officer, Chairman, Russell Brimage and our Director and largest shareholder, Robert Francis Davies maintains title to 100,000 shares of Series A Preferred Stock, (“Series A”).There are 1,000,000 shares of Series A, par value $0.001 per share authorized of which 100,000 Series A are issued and outstanding. Each Series A is entitled to 1,000 votes towards the common stock and convertible into 1,000 shares of common stock. It has no rights to dividends, no liquidation rights, redemption, or sinking fund provisions.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities.

Voting Control by Management through Series A Preferred Stock

Our Series A Preferred Stock, which is held exclusively by our President, Chief Executive Officer and Chairman, Russell Brimage, and our Director and largest shareholder, Robert Francis Davies, has voting rights that significantly exceed those of our Common Stock and could limit the ability of our common stockholders to influence matters submitted to a stockholder vote.

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Each share of Series A Preferred Stock is entitled to 1,000 votes per share, compared to one vote per share for our Common Stock. As a result of this disproportionate voting power, the 100,000 outstanding shares of Series A Preferred Stock represent 100,000,000 votes, which alone constitute approximately 61.08% of the 163,711,675 total votes outstanding. When combined with the common stock votes held by Messrs. Brimage and Davies, these two individuals together control approximately 78.40% of the total voting power of our outstanding capital stock. When the common stock votes held by our other directors, Richard Chiang and Justin Leigh Ward, are included, our management team as a whole controls approximately 86.43% of the total voting power of our outstanding capital stock.

This significant and concentrated voting control enables management to approve or prevent any action requiring stockholder approval, including the election of directors, amendments to our Articles of Incorporation or Bylaws, and significant corporate transactions such as mergers or asset sales, regardless of the votes of other stockholders. Non-management stockholders, including the Selling Stockholders named in this prospectus, collectively hold less than approximately 13.57% of the total voting power and are therefore unable to influence the outcome of any matter submitted to a stockholder vote. This voting structure may also discourage stockholder litigation against our Company or our directors, officers, or employees, as management could effectively control the outcome of any stockholder vote related to such disputes. Additionally, the ability of the Series A Preferred Stock holders to determine the terms of any preferred stock issuance, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue any further shares of Series A Preferred Stock or any other class of preferred stock.

The price of our Common Stock may fluctuate significantly, which could negatively affect us and holders of our Common Stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

➢	actual or anticipated fluctuations in our quarterly results of operations;

➢	liquidity;

➢	sales of common stock by our stockholders;

➢	changes in gold, precious mineral, iron ore prices;

➢	changes in our cash flow from operations or earnings estimates;

➢	publication of research reports about us or the gold, precious mineral, iron ore exploration and production industry generally;

➢	competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

➢	increases in market interest rates which may increase our cost of capital;

➢	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

➢	changes in market valuations of similar companies;

➢	adverse market reaction to any indebtedness we may incur in the future;

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➢	additions or departures of key management personnel;

➢	actions by our stockholders;

➢	commencement of or involvement in litigation;

➢	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

➢	speculation in the press or investment community regarding our business;

➢	political conditions in gold, precious mineral, iron ore producing regions;

➢	general market and economic conditions; and

➢	domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets.  Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our Common Stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Given our plans and our expectations that we may need additional capital and personnel, we may need to issue additional shares of common stock or securities convertible into or exercisable for shares of common stock, including preferred stock, options or warrants. Issuances of a substantial number of additional shares of our common or preferred stock, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our common stock may become subject to the SEC’s penny stock rules and accordingly, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

➢	Make a special written suitability determination for the purchaser;

➢	Receive the purchaser’s prior written agreement to the transaction;

➢	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

➢	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

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Risks Related to Our Business

Increased levels of volatility or a rapid destabilization of global economic conditions and war could have a material adverse effect on our operations and financial condition.

In recent years, global financial conditions have been characterized by increased volatility which has impacted many industries, including the mining industry. Global financial conditions are subject to sudden and rapid destabilization in response to current and future events, as governmental authorities may have limited resources to respond to such events. Global capital markets continue to experience increased volatility in response to global events such as the significant increase in the rate of inflation in recent years, and the effects of certain countermeasures taken by central banks including increased interest rates. Future economic crises may be precipitated by any number of causes, including natural disasters, epidemics (such as the COVID-19 virus pandemic), geopolitical instability and war (such as the ongoing Russian invasion of Ukraine, the Israel-Palestine conflict and the Israel/U.S. war with Iran, prolonged closure of the Hormuz Strait), the failure of financial institutions, terrorism, material changes in the price of oil, the volatility of metal prices, and the volatility of global financial markets. Continued increased levels of volatility or a sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or to make other suitable arrangements to finance our mining operations, could have a material adverse effect on our operations and financial condition.

Our ability to continue to operate as a going concern depends on our ability to obtain adequate financing in the future.

Our ability to continue as a going concern is dependent on our ability to maintain continued support from its shareholders and creditors and to raise additional capital and implement our business plan.

There is no assurance that we will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to us. However, management believes that we have sufficient working capital to meet our projected minimum financial obligations for the next fiscal year. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern.  We are an exploration stage company, and we have incurred losses since our inception.

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine whether proven and probable gold and mineral reserves exist at our properties, to continue exploration and, if warranted, to develop our existing properties, and to identify and acquire additional properties to diversify our property portfolio. We anticipate that we will be required to make substantial capital expenditures for the continued exploration. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, permitting, and feasibility studies. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineral reserves.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities, and remnants from those losses continue to impact the ability for us to raise capital. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.

Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, and prospects.  Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure.  Sales of a large number of shares of our Common Stock in the public markets, or the potential for such sales, could decrease the trading price of those shares and could impair our ability to raise capital through future sales of Common Stock. We have not yet commenced commercial production at any of our properties and, therefore, have not generated positive cash flows to date. We expect to continue to incur negative investing and operating cash flows until such time, if ever, that we are able to enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise capital on acceptable terms, or at all, to fund our operations and planned exploration activities.

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All of our mineral properties that we currently intend to develop are undeveloped; therefore the risk associated with our success is much greater than would be the case if the majority of our properties were categorized as proved developed producing.

All of our mineral properties are undeveloped; therefore, the risk associated with our success is much greater than would be the case if the majority of our properties were categorized as producing properties.

All of our mineral properties are undeveloped, and we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with mining and the development of mineral deposits, some, if not all, of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

While we estimate that our current business plan is to fund the development costs with potential cash flow from our property such as Aur Gading, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Rafex has not established or disclosed any Mineral Resources or Mineral Reserves under Subpart 1300; accordingly, Rafex has not filed a Technical Report Summary because it is not making a disclosure of Mineral Resources or Mineral Reserves requiring a TRS at this time.

We have not established any Mineral Resources or Mineral Reserves on our mineral properties in accordance with the definitions and requirements of Subpart 1300 of Regulation S-K. Accordingly, we are not currently disclosing any Mineral Resources or Mineral Reserves in this registration statement. A mineral reserve is an estimate of the tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis for an economically viable project. Because we are not currently disclosing any Mineral Resources or Mineral Reserves under Subpart 1300, we have not included a Technical Report Summary prepared by a Qualified Person to support such a disclosure. Any future disclosure of Mineral Resources or Mineral Reserves would be subject to the applicable requirements of Subpart 1300, including the requirement to obtain and, where applicable, file a Technical Report Summary prepared by a Qualified Person. In general, the probability of any individual prospect having a Mineral Reserve that meets the requirements of Subpart 1300 is small, and our mineral properties may not contain any Mineral Resources or Mineral Reserves. Any funds that we spend on exploration or development could be lost. Even if we eventually establish a Mineral Resource or Mineral Reserve on one or more of our properties, there can be no assurance that our properties can be developed into producing mines or that we can extract those minerals economically. Both mineral exploration and mineral development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

A substantial or extended decline in gold and mineral prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we would receive for our gold mining production heavily influences our revenue, profitability, access to capital and future rate of growth. Gold and minerals are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for gold and minerals have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our potential production, and the levels of our potential production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

➢	economic impacts and global inflationary shocks;

➢	global instability and the outlook of the United States dollar currency;

➢	export controls of gold, silver and other precious metals from countries like China;

➢	political conditions, including embargoes, in or affecting other gold mining, mineral-producing activity;

➢	the level of global manufacturing activity using gold and other minerals;

➢	the level of global gold inventories;

➢	weather conditions;

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Lower gold and mineral prices may not only decrease our revenues on a per unit basis but also may reduce the amount of gold that we can mine for and produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in gold and mineral prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Mining for and producing gold are very high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our acquisition opportunities, exploitation, exploration, and development, production activities. Our gold mining and production activities are subject to numerous risks beyond our control; including the risk that mining will not result in commercially viable gold production. Further, we operate the Aur Gading iron ore project in Malaysia with our partner Datgeo Minerals Sdn. Bhd. of which we own 50%.

The Aur Gading Project is located on Mining Licence No. ML05/2021 (“ML05/2021”) covering approximately 116.9 hectares (288.87 acres) in the district of Batu Yon, Kuala Lipis, State of Pahang, Malaysia. ML05/2021 is held by Aras Kuasa Sdn Bhd, which has granted DGO the right to explore, mine, process, recover, and sell all minerals from within the designated area pursuant to an Exploration and Mining Agreement dated July 4, 2023. Rafex’s rights to the Project flow through this structure and are therefore subject to the continued validity of ML05/2021 and the Exploration and Mining Agreement between DGO and Aras Kuasa Sdn Bhd.

Thus, if the Aras Kuasa agreement were degraded, amended or terminated or if Aras Kuasa lost its mining licence, Rafex’s interest in the Aur Gading Project would be at risk. We cannot make any assurances that if Aras Kuasa is impaired by any negative issues that our agreement with DGO would therefore not be at risk.

Special risks in operating in Malaysia

There are special risks to operating in Malaysia that could negatively affect our business plans. While we meet their requirement to partner with a local Malaysian entity with our Aur Gading iron ore mine operation, we cannot assure you that we will not encounter additional regulatory, complex bureaucratic, custom approval, bribery, or corruption risks. There is also a newly implemented 2026 Carbon Tax by the Ministry of Finance in Malaysia that would affect our operations if we decide to expand our mining by integrating additional processing procedures, adding additional tax obligations. If the Malaysian government implements new rules against iron ore mining, or adds additional regulations, or higher taxes, or impedes our operations at Aur Gading, our business could be severely impaired and investors could lose their entire investment. We cannot make any assurances that we would be able to avoid such risks now or in the future

Our operational risk in developing leased or purchased properties

Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of mining operations, completing and operating is often uncertain before mining commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel mining, including the following:

➢	delays imposed by or resulting from compliance with regulatory requirements;

➢	pressure or irregularities in geological formations;

➢	shortages of or delays in obtaining equipment and qualified personnel;

➢	equipment failures or accidents;

➢	adverse weather conditions;

➢	reductions in gold prices;

➢	land tenement title problems; and

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If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

We are aggressively expanding our base of producing tenements. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

➢	the amount of recoverable gold reserves;

➢	future gold prices;

➢	estimates of operating costs;

➢	estimates of future development costs;

➢	estimates of the costs and timing of mining operations; and

➢	potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the tenements to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

A significant decrease in gold prices may require us to take write-downs of the carrying values of any gold tenement properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

Accounting rules require that we would need to review periodically the carrying value of any gold tenement properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our gold tenement properties. If at such time our properties serve as collateral for advances under our existing credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Geophysicist estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating gold reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

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In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, historical site process, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as gold prices, mining and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of gold reserves are inherently imprecise.

Actual future production, gold prices, reserves, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gold reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing gold reserves and other factors, many of which are beyond our control.

If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities.

Prospects that we decide to mine may not yield gold in commercially viable quantities.

Our prospects are in various stages of evaluation, ranging from prospects that are currently being mined, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of mining and testing whether any particular prospect will yield gold in sufficient quantities to recover mining or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to mining whether gold will be present or, if present, whether gold will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other mines, more fully explored prospects or producing gold fields will be applicable to our mining prospects.

We are not insured against all risks and may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our gold mining and iron ore production activities are subject to all of the operating risks associated with mining for and producing gold and iron ore including the possibility of:

➢	environmental hazards, such as, toxic gas or other pollution into the environment, including groundwater and contamination;

➢	abnormal pressured formations;

➢	mechanical difficulties, such as excavator service tools and parts impairment;

➢	fires and explosions;

➢	personal injuries and death; and

➢	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

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We are subject to complex laws and regulations that can affect the cost, manner or feasibility of our mining operations.

Gold exploration, development, mining and sale are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental laws and regulations. Matters subject to regulation include:

➢	environmental permits for exploration and mining operations;

➢	reclamation and closure bonds;

➢	mine safety and health standards;

➢	reports concerning mining operations and production;

➢	land use, access rights and claim maintenance requirements;

➢	water discharge and usage permits;

➢	tailings and waste rock management;

➢	air quality standards and emissions controls;

➢	endangered species and habitat protection; and

➢	taxation, royalties and mineral rights.

Under these laws, we could be liable for personal injuries, property damage, environmental contamination and other damages. Failure to comply with these laws may result in the suspension or termination of our operations, the revocation of our permits or mining claims, and subject us to administrative, civil and criminal penalties, including substantial fines. Moreover, these laws could change in ways that substantially increase our costs, including more stringent environmental standards, increased bonding requirements, or additional restrictions on mining activities. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our insurance may be inadequate to cover our liabilities. Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. if we incur substantial liability, and the damages are not covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition may be materially adversely affected.

If our access to markets is restricted, it could negatively impact our potential production, our income and ultimately our ability to retain our tenement leases.

Market conditions or the unavailability of satisfactory transportation arrangements may hinder our access to gold and iron ore markets or delay our production. The availability of a ready market for gold and iron ore production depends on a number of factors, including the demand for and supply of gold and iron ore and the proximity of reserves to mines and processing facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

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The unavailability or high cost of drilling rigs, mining equipment, supplies, personnel and geologist services could adversely affect our ability to execute exploration plans on a timely basis and within budget.

We are highly dependent upon third-party services. The cost of gold and iron ore services typically fluctuates based on demand for those services. There is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, mining equipment, supplies or personnel could delay or adversely affect our exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Hedging transactions may limit our potential gains.

In order to reduce commodity price uncertainty and increase cash flow predictability relating to the marketing of our gold and iron ore, we may enter intogold and iron ore price hedging arrangements with respect to a portion of our expected production. While intended to reduce the effects of volatile gold and iron ore prices, such transactions may limit our potential gains if gold and iron ore prices rise over the price established by the arrangements.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities, increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the gold and iron ore industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Our operations could be impacted by burdens and encumbrances on title to our properties.

Our leasehold acreage on our tenements may be subject to existing gold and iron ore leases, liens for current taxes and other burdens, including other mineral encumbrances and restrictions customary in the gold and iron ore industry.  Such liens and burdens could materially interfere with the use or otherwise affect the value of such properties. Additionally, any potential issues on the title of the working interests, leases and other rights owned by us could have a material adverse effect on our operations.

Our operations are subject to hazards inherent in the gold mining and iron ore industry.

Risks inherent to our industry include the potential for significant losses associated with damage to the environment. Equipment design or operational failures, or vehicle operator error can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, mine collapses, or toxic fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business and/or the business or livelihood of third parties, damage to geologic formations, environmental media and natural resources, equipment and/or facilities and property. We may use and generate hazardous substances and wastes in our operations and may become subject to claims relating to the release of such substances into the environment. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to governmental requirements or claims relating to environmental remediation, personal injury and/or property damage. These conditions could expose us to liability for personal injury, wrongful death, property damage, loss of gold mining and iron ore production, pollution and other environmental damages and could materially impair our profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, insurability and relationships with employees and regulators could be materially impaired.

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The Trump Administration has shifted the focus of the U.S. government away from environmental, social, and governance (ESG) matters, continuing efforts to address such matters may negatively impact our business.

While the current Trump Administration has sought to scale back and dismantle federal ESG policies and regulations, ongoing attention to ESG matters, including those related to climate change and sustainability, and increasing societal, and investor and legislative pressures on companies to address ESG matters may result in increased costs, increased investigations and litigation or threats thereof, negative impacts on our stock price and access to capital markets, and damage to our reputation. Increasing attention to climate change, for example, may result in additional governmental investigations and private litigation, or threats thereof, against our company. In addition, some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to negative investor sentiment toward our company and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how we operate and lead to negative stakeholder sentiment.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of our officers, including Russell Brimage, our President and Chief Executive Officer; Justin Ward, our Geophysicist; Robert Francis Davies; our Director; and Richard Chiang, our Chief Financial Officer. These individuals have extensive experience and expertise in evaluating and analyzing producing gold mining and iron ore properties and mining/drilling prospects and developing and executing public company financing strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any management personnel. Our success will be dependent on our ability to continue to retain and utilize skilled technical personnel.

Our primary source of financing carries special risks andif any obstruction to our financing resource occurswe may temporarily be impaired by capital contributions to the Company.

Robert Francis Davies, a Director and the largest shareholder of the Company, has historically been our primary source of external financing through the unsecured shareholder loan facility described elsewhere in this prospectus.

On May 18, 2026, the Company entered into an agreement with Mr. Davies to convert the outstanding loans made by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries at March 31, 2026. This amount totaled $2,589,734 USD which was converted at $0.25 USD cents per share for a total of 10,358,936 shares of restricted common stock. Further, Mr. Davies entered into a revenue sharing arrangement within the same agreement for any and all loans provided by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries from May 18, 2026 forward. All loans shall be non-interest bearing, and non-convertible. The revenue sharing arrangement calls for loans to be repaid exclusively from 25% of the Company’s 50% share of net income generated from the Aur Gading Iron Ore facility in Pahang, Malaysia operated by DatGeo Minerals Sdn. Bhd. our Malaysian joint venture in which Rafex Gold Corp holds a 50% interest.

Mr. Davies has indicated that he intends to continue to commit funds to the Company as they become available, and has reaffirmed his commitment to supporting the Company’s operations and development activities going forward.

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While Mr. Davies has expressed confidence in his ability to continue supporting the Company, there can be no assurance as to the timing of receipt of such funds or the amount that will ultimately be committed to the Company. If there is a delay in Mr. Davies providing us funds, if he is incapacitated, impaired financially, or if such funds are not received in the amounts expected, the Company’s access to financing under the shareholder loan facility may be temporarily constrained, which could affect the Company’s ability to fund its planned operations and development activities on the anticipated timeline.

The Company is evaluating potential alternative sources of financing to supplement The Robert Francis Davies Trust. However there can be no assurance that such alternative financing will be available on acceptable terms or at all. Investors should carefully consider the risks associated with the Company’s dependence on Mr. Davies as its primary source of financing. See “Management’s Discussion and Analysis — Going Concern” and “Certain Relationships and Related Transactions — Robert Francis Davies Shareholder Loan Facility” for additional information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included in this Prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Forward-looking statements also involve risks and uncertainties. Many of these risks and uncertainties are beyond our ability to control or predict and could cause results to differ materially from the results discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

➢	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our gold and iron ore properties;

➢	declines or volatility in the prices we receive for our gold and iron ore;

➢	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

➢	risks associated with mining, drilling, including completion risks, cost overruns;

➢	uncertainties associated with estimates of potential mineralization and future mineral reserves;;

➢	the presence, grade, quantity and recoverability of mineralization, as well as the uncertainty regarding any future estimates of Mineral Resources or Mineral Reserves and actual future production rates and associated costs;

➢	risks and liabilities associated with acquired companies and properties;

➢	risks related to integration of acquired companies and properties;

➢	potential defects in title to our properties;

➢	cost and availability of mining equipment, drilling rigs, equipment, supplies, personnel and mine services;

➢	geological characteristics and concentration of mineralization on our properties;

➢	environmental or other governmental regulations;

➢	our ability to secure firm transportation for gold and iron ore we produce and to sell the gold and iron ore at market prices;

➢	exploration and development risks;

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➢	management’s ability to execute our plans to meet our goals;

➢	our ability to retain key members of our management team;

➢	weather conditions;

➢	actions or inactions of third-party operators of our properties;

➢	costs and liabilities associated with environmental, health and safety laws;

➢	our ability to find and retain highly skilled personnel;

➢	operating hazards attendant to the gold and iron ore business;

➢	competition in the gold and iron ore industry; and

➢	the other factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date hereof. All such forward-looking statements and any subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

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USE OF PROCEEDS

The proceeds from the sale of the Resale Shares that may be offered pursuant to this prospectus will be received directly by the Selling Stockholders, and we will not receive any proceeds from the sale of these shares.

DETERMINATION OF OFFERING PRICE

The offering price of $0.25 per share for the Resale Shares has been arbitrarily determined by our Board of Directors. This price does not necessarily bear any relationship to our assets, book value, earnings, or any other recognized criteria of value. In determining the offering price, our Board of Directors did not employ investment banking firms or other professionals to make any valuation of the Company. There is currently a limited public market for our Common Stock. Accordingly, the offering price should not be considered an indication of the actual value of the Company or of our Common Stock. There can be no assurance that the shares could be resold at the offering price, at prevailing market prices upon effectiveness of this registration statement, or at any other price.

DILUTION

The shares of Common Stock to be sold by the Selling Stockholders pursuant to this prospectus are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of this offering.

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SELLING STOCKHOLDERS

The Selling Stockholders are offering for possible resale 22,667,672 shares of our Common Stock in this prospectus, which comprises the Resale Shares. Certain of the Selling Stockholders may be deemed affiliates of the Company. The Selling Stockholders entered into the Subscription Agreements, which were entered into at the time of the Private Placement.  See “Description of Capital Stock –Subscription Agreements” for a description of the terms of the Subscription Agreements.

The Resale Shares are being registered to permit public sales of such Resale Shares. The Selling Stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus.  The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional Selling Stockholders in amendments to this prospectus.

The following table sets forth information, as of September 10, 2026, with respect to the Resale Shares owned by each Selling Stockholder and the number of Resale Shares that may be offered pursuant to this prospectus. Unless otherwise indicated below, to our knowledge, each Selling Stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by it. See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the beneficial ownership of the Selling Stockholders in securities in the Company. As used in this prospectus, the term “Selling Stockholders” has the meaning set forth in the “Plan of Distribution” section of this prospectus. The information is based on information provided by or on behalf of the Selling Stockholders.

We do not know when or in what amounts any Selling Stockholder may offer shares for sale. Because (i) the Selling Stockholders may offer all or some of the shares pursuant to this offering, (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, (iii) the Selling Stockholders may acquire additional shares from us or in the open market in the future, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the offering can be provided. The column captioned “Shares Beneficially Owned After the Offering” in the following table has been prepared on the assumption that all Resale Shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders, even though the Resale Shares will continue to be owned by the Selling Stockholders after the offering until they are actually sold.

	Number of Shares	Percentage Before	Shares Offered	After Offering Number of Shares	Percentage After
Name	Owned	Offering(1)	Herein	Owned	Offering(2)
David Pettigrove	1,500,000	2.35%	1,500,000	0	0%
Robin Knaggs	500,000	*	500,000	0	0%
Kaliopi Kondogiannis	500,000	*	500,000	0	0%
Nadia Kline	200,000	*	200,000	0	0%
Andrew & Kathy Susanne Kitt	250,000	*	250,000	0	0%
Brett Holdsworth	200,000	*	200,000	0	0%
Robyn Joan Grasso	200,000	*	200,000	0	0%
John & Anne Ashlin	500,000	*	500,000	0	0%
Dane Morris	250,000	*	250,000	0	0%
Jason Reginald Smith	700,000	1.10%	700,000	0	0%
Garth J. Hoolihan	177,672	*	177,672	0	0%
Mark Ravenscroft	120,000	*	120,000	0	0%
Graeme & Nicole Wood	100,000	*	100,000	0	0%
Elizabeth Mann	100,000	*	100,000	0	0%

26

Jacob Morris	250,000	*	250,000	0	0%
Dale & Sue Wood	500,000	*	500,000	0	0%
Neil Morris	500,000	*	500,000	0	0%
Graham Goodfellow	500,000	*	500,000	0	0%
Russell Guppy	500,000	*	500,000	0	0%
Rod Allen	6,500,000	10.20%	6,500,000	0	0%
Ashley Jones	20,000	*	20,000	0	0%
Maxwell Thompson	300,000	*	300,000	0	0%
Tawriffic Super Fund Pty Ltd. (5)	400,000	*	400,000	0	0%
Pettigrove Super Pty Ltd. (6)	1,500,000	2.35%	1,500,000	0	0%
Asia Pacific Holding Pty Ltd. (7)	2,000,000	3.14%	2,000,000	0	0%
BJ Cox Super Fund Pty Ltd. (8)	150,000	*	150,000	0	0%
Shane Purss Pty Ltd. (9)	200,000	*	200,000	0	0%
Anderson Super Holdings Pty Ltd. (10)	250,000	*	250,000	0	0%
Gravy Investments Pty Ltd. (11)	1,000,000	1.57%	1,000,000	0	0%
Unity Investments Pty Ltd. (12)	200,000	*	200,000	0	0%
Pankarra Nominees Pty Ltd. (13)	300,000	*	300,000	0	0%
Ira Dolenter Nominees Pty Ltd. (14)	2,000,000	3.14%	2,000,000	0	0%
Jotome Super Pty (15)	300,000	*	300,000	0	0%
Total	22,667,672	35.58%	22,667,672	0	0%

*indicates ownership of 1% or less

(1) Shares beneficially owned by the Selling Stockholder prior to this offer to resale, including whose beneficially owned by Selling Stockholder prior to the Private Placement.

(2) Resale Shares offered in this prospectus.

(3) Shares beneficially owned by the Selling Stockholder assuming the Resale Shares are sold by the Selling Stockholders.

(4) Applicable percentage ownership is based on 63,711,675shares of Common Stock outstanding as of September 10, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying securities that are currently exercisable or convertible within 60 days are deemed to be beneficially owned by the person holding such securities.

(5) James Whitelaw - 5/10 Eagle Street, Brisbane, Queensland, Australia 4000

(6) Geoffery Pettigrove - PO Box 1045, Buddina, Queensland, Australia 4575

(7) Daniel Agis - PO Box 95, Port Villa, Republic of Vanuatu

(8) Claudia Jones - 4/18, Grantview Grove, Baxter, Victoria, Australia 3911

(9) Shane Purss - 5 Nicolas Street, Shepparton, Victoria, Australia 3630
(10) Campbell Anderson – 5 Awinya Court, Minyama, Queensland, Australia 4575

(11) Grant Wilckens– 19 Victoria Avenue, Unley Park, South Australia 5061

(12) Jackie & Mark Postles - 3 Awinya Court, Minyama, Queensland, Australia 4575

(13) Brian Reed – 704/118 Alexandra Parade, Alexandra Headlands, Queensland, Australia 4572

(14) Steven Beardsley – 212 Old Eltham Road, Lower Plenty, Victoria, Australia 3093

(15) Christiaan Busing – 29 Annadale Circle, Kinross, Australia 6028

None of the Selling Shareholders has, or within the past three years has had, any position, office or material or family relationship with our company or any of our predecessors or affiliates, except as follows:

•	Garth J. Hoolihan is a former consultant of our company. His shares were issued pursuant to the 2023 Triple Twenty Pty merger agreement share exchange.

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PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such Shares. We will not receive any of the proceeds from the sale by the selling stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the OTCID, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable US federal securities laws and other applicable local laws are satisfied. The selling stockholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with sales of Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver Shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. For purposes of Regulation M, the restricted period begins one business day prior to the date of commencement of offers or sales of the Shares and ends upon completion of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

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We will pay all expenses of the registration of the Shares, estimated to be approximately $36,586.60 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. The obligation to register the Shares arises from the Subscription Agreements entered into between the Company and the selling stockholders in connection with the Company’s private placement. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Subscription Agreements. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Subscription Agreements, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (iii) twelve (12) months from the date that the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, whichever is earliest.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

30

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital consists of 100,000,000 shares of Common Stock with a par value of $0.001 per share. As of September 10, 2026, there were 63,711,675 shares of our Common Stock issued and outstanding.

In connection with the preparation of this registration statement, the Board of Directors identified that Rafex Pty Ltd., a wholly-owned subsidiary of the Company, held 75,229 shares of the Company’s Common Stock as a result of the August 2025 merger. On April 1, 2026, the Board of Directors passed a resolution cancelling these 75,229 shares and returning them to the status of authorized but unissued shares. Following this cancellation, the total number of shares of Common Stock issued and outstanding was 53,352,739. The cancellation was effected pursuant to the Wyoming Business Corporation Act, including without limitation Wyoming Statutes § 17-16-631and was approved by the Board of Directors at a duly convened meeting.

On May 18, 2026, the Company entered into an agreement with Mr. Davies to convert the outstanding loans made by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries at March 31, 2026. This amount totaled $2,589,734 USD which was converted at $0.25 USD cents per share for a total of 10,358,936 shares of restricted common stock. Further, Mr. Davies entered into a revenue sharing arrangement within the same agreement for any and all loans provided by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries from May 18, 2026 forward. All loans shall be non-interest bearing, and non-convertible. The revenue sharing arrangement calls for loans to be repaid exclusively from 25% of the Company’s 50% share of net income generated from the Aur Gading Iron Ore facility in Pahang, Malaysia operated by DatGeo Minerals Sdn. Bhd. our Malaysian joint venture in which Rafex Gold Corp holds a 50% interest. Following this transaction and as of the date of this prospectus, we have 63,711,675 shares of common stock issued and outstanding.

Holders of our Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All of our issued Common Stock is entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to security holders.

Our Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action.

Preferred Stock

We have authorized 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of September 10, 2026, we had 100,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by Russell Brimage, our President, Chief Executive Officer and Chairman, and Robert Francis Davies, our Director.

The Company filed a Certificate of Designation designating 1,000,000 shares of preferred stock as Series A Preferred Stock with a par value of $0.001 per share. The Series A Preferred Stock carries voting rights of 1,000 votes per share, is convertible into 1,000 shares of Common Stock at the option of the holder, and has no rights to dividends, liquidation preferences, redemption rights, or sinking fund provisions. As a result of the disproportionate voting power of the Series A Preferred Stock, the holders of the Series A Preferred Stock collectively control approximately 61.08% of the total voting power of our outstanding capital stock. We have no current plans to issue any additional shares of Series A Preferred Stock or any other class of preferred stock.

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Voting Rights

Each holder of our Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available for the payment of dividends. Since our inception, we have not declared any dividends, nor do we intend to issue any cash dividends in the foreseeable future. Our plans include retaining earnings, if any, to finance the development and expansion of our business.

Transfer Agent and Registrar

Our transfer agent and registrar is Pacific Stock Transfer Company, Inc. located at 6725 Via Austi Parkway, #300, Las Vegas, NV 89119. Their telephone number is 800-785-7782.

Warrants and Options

As of the date of this prospectus, we have no warrants, stock options, or other convertible securities outstanding.

32

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCID Marketplace under the trading symbol “RAFX.” However, trading in our Common Stock has been minimal and sporadic, and there can be no assurance that an active public trading market will develop or be sustained following the effectiveness of the registration statement of which this prospectus forms a part. The absence of an active trading market may make it more difficult for shareholders to sell their shares and may depress the market price of our Common Stock.

The following table sets forth the high and low bid prices for our Common Stock for each quarter during the periods indicated, as reported by the OTCID Marketplace. These prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Due to the minimal and sporadic nature of trading in our Common Stock, the bid prices listed below may not be indicative of the market value of our Common Stock.

Fiscal Quarter	High	Low
Second Quarter Ended June 30, 2026	$1.00	$0.49
First Quarter Ended March 31, 2026	$1.00	$0.29
Fourth Quarter Ended December 31, 2025	$0.90	$0.004
Third Quarter Ended September 30, 2025	$0.01	$0.01

Holders

As of September 10, 2026, there were approximately 378 holders of record of our Common Stock. The number of holders of record does not include beneficial owners whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation and development of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, contractual restrictions, and other factors deemed relevant by the Board.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of this prospectus, we do not have any equity compensation plans in place, and no securities have been authorized for issuance under any such plan.

33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All dollar amounts are expressed in United States dollars unless otherwise indicated. References to “AUD” refer to Australian dollars. Where AUD amounts are converted to USD, we have used an exchange rate of AUD $1.00 = USD $0.63 unless otherwise stated.

Overview

Rafex Gold Corp. is a mineral exploration and development company incorporated in Wyoming, engaged primarily in gold and iron ore exploration activities in Australia and Malaysia. We are a pre-revenue stage company and have not generated any revenues from operations since inception. Our primary activities during the year ended December 31, 2025 consisted of corporate administration, the completion of the merger with Rafex Pty Ltd., the establishment of the Aur Gading iron ore joint venture in Malaysia through our wholly-owned subsidiary Rafex Pty Ltd., and ongoing exploration and maintenance activities across our Australian tenements: the Bendoc, Mt Bute/Ballarat, and Rutherglenn projects.

We anticipate that the Aur Gading iron ore facility will commence physical production during the third quarter of 2026, following which we expect to enter a ramp-up period during which we will negotiate offtake arrangements with third party purchasers. We currently anticipate recognizing our first revenues in approximately November 2026, subject to successful completion of commissioning, ramp-up activities, and execution of offtake agreements on acceptable terms. There can be no assurance that commercial production will commence on the anticipated timeline or that offtake arrangements will be secured on favorable terms.

Results of Operations

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Revenue

We generated no revenue during the years ended December 31, 2025 and 2024. We remain a pre-revenue exploration stage company. We do not expect to generate revenue from our Australian gold exploration projects in the near term, as those properties remain in the exploration and development stage. As noted above, we anticipate generating our first revenues from the Aur Gading iron ore operations in approximately November 2026, following a production ramp-up period and the negotiation of offtake arrangements.

General and Administrative Expenses

General and administrative expenses increased to $63,235 for the year ended December 31, 2025, compared to $2,244 for the year ended December 31, 2024, an increase of $60,991 or approximately 2,718%. The significant increase reflects the Company’s expanded corporate activity during 2025, including costs associated with the completion of the Rafex Pty Ltd. merger, the establishment of the Aur Gading joint venture, increased professional fees related to SEC reporting and registration obligations, and general corporate overhead associated with operating as a public company. We expect general and administrative expenses to continue to increase as we progress toward commercial production at Aur Gading and expand our public company reporting obligations.

34

Stock-Based Compensation

Stock-based compensation expense was $2,500 for the year ended December 31, 2025, compared to $nil for the year ended December 31, 2024. On July 9, 2025, the Company issued 2,500,000 shares of restricted Common Stock to Richard Chiang, our Chief Financial Officer and Director, as compensation for services rendered in connection with his appointment as Chief Financial Officer of the Company on that date.

The fair value of the shares issued was determined to be $2,500 in the aggregate, or $0.001 per share, representing the par value of the Company’s Common Stock. In determining the fair value of the shares at the time of issuance, management considered the following factors: the Company had no active trading market for its Common Stock on the OTCID Marketplace at the time of issuance, with no established market price resulting from actual trading activity; there were no prior arm’s length transactions in the Common Stock of Rafex Gold Corp. at prices higher than par value at the time of the grant; and the Company had negative stockholders’ equity at the time of issuance reflecting its pre-revenue development stage. The offering price of $0.25 per share referenced elsewhere in this prospectus represents an arbitrary price determined by the Board of Directors solely for the purpose of calculating the SEC registration fee and does not reflect an actual arm’s length transaction establishing the fair value of the Common Stock. Based on these factors, management determined that the par value of $0.001 per share represented the best available estimate of the fair value of the Company’s Common Stock at the date of grant, consistent with the requirements of ASC 718, Compensation — Stock Compensation. This determination and the supporting analysis have been reviewed and approved by the Company’s independent registered public accounting firm.

Other Expenses

Other expenses were $87,082 for the year ended December 31, 2025, compared to $87,549 for the year ended December 31, 2024, a decrease of $467 or approximately 0.5%. This expense was attributed to consulting fees paid to Tech Associates Inc., and accounting fees. The relatively stable level of other expenses between periods reflects the consistent nature of the Company’s financing obligations during both years.

Net Loss

We incurred a net loss of $152,817 for the year ended December 31, 2025, compared to a net loss of $89,793 for the year ended December 31, 2024, an increase in net loss of $63,024 or approximately 70.2%. The increased net loss is primarily attributable to higher general and administrative expenses associated with expanded corporate activities, partially offset by the minimal change in other expenses between periods. We expect net losses to continue until such time as we generate sufficient revenues from the Aur Gading iron ore operations to cover our operating costs, which we do not currently anticipate occurring until late 2026 at the earliest.

Liquidity and Capital Resources

Cash Position

As of December 31, 2025, we had cash and cash equivalents of $31,715, compared to $775 as of December 31, 2024. While the increase in cash reflects net proceeds received from financing activities during 2025, our current cash position is not sufficient to fund our planned operations and development activities for the next twelve months. Our ability to continue as a going concern is dependent upon our ability to raise additional capital through equity or debt financing, achieve commercial production at Aur Gading on the anticipated timeline, and ultimately generate positive cash flows from operations.

35

Operating Activities

Net cash used in operating activities was $41,636 for the year ended December 31, 2025, compared to $104,412 for the year ended December 31, 2024, a decrease of $62,776 or approximately 60.1%. The decrease in cash used in operating activities primarily reflects favorable changes in working capital during the period, partially offset by the increased net loss. Despite the improvement in operating cash consumption relative to the prior year, we continue to consume cash in operations and have not achieved positive operating cash flow.

Investing Activities

Net cash used in investing activities was $294,142 for the year ended December 31, 2025, compared to $131,950 for the year ended December 31, 2024, an increase of $162,192 or approximately 122.9%. The increase in investing activities primarily reflects capital expenditures and acquisition costs associated with the Rafex Pty Ltd. merger completed during 2025 and initial development expenditures related to the establishment of the Aur Gading iron ore facility in Malaysia. We expect capital expenditures to remain significant in 2026 as we complete the commissioning of the Aur Gading facility and continue exploration and development activities on our Australian tenements.

Financing Activities

Net cash provided by financing activities was $350,530 for the year ended December 31, 2025, compared to $236,169 for the year ended December 31, 2024, an increase of $114,361 or approximately 48.4%. Financing activities during both periods consisted primarily of advances received under the shareholder loan arrangement with Robert Francis Davies, our Director and largest shareholder, described further below. The Company has been primarily dependent on shareholder loan advances to fund its operations and investing activities.

Related Party Financing — Robert Francis Davies Shareholder Loan

Since 2022, Robert Francis Davies, a Director and the largest shareholder of Rafex Gold Corp., has provided ongoing financial support to the Company through an unsecured shareholder loan facility pursuant to a formal written loan agreement dated September 28, 2021. As of December 31, 2025, the outstanding balance of this loan facility was approximately $3,171,112AUD (approximately $2,092,934USD at the exchange rate of AUD $1.00 = USD $0.66), of which approximately $1,634,803 is classified as a long-term liability on the Company’s balance sheet as of December 31, 2025, with the remainder classified within current liabilities or adjusted for foreign currency translation. As of March 31, 2026, the loan increased by $720,000 AUD or $496,800 USD. On May 18, 2026, Mr. Davies and the Company entered into a Debt Conversion and Revenue Sharing Agreement which converted the loan into shares of the company’s common stock in two tranches. The loan balance at December 31, 2025 was converted at $0.66 USD and the loan balance at March 31, 2026 was converted at $0.69USD. The total amount owed to Mr. Davies was $2,589,734 USD. The Company and Mr. Davies agreed upon a conversion price to align the loan conversion with the price of this offering at $0.25 USD per share. Mr. Davies was issued a total of 10,358,936 shares of restricted common stock to eliminate the loan. The loan was not subject to any interest and was repayable within 10 years. Further, Mr. Davies entered into a revenue sharing arrangement within the same agreement for any and all loans provided by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries from May 18, 2026 forward. All loans shall be non-interest bearing, and non-convertible. The revenue sharing arrangement calls for loans to be repaid exclusively from 25% of the Company’s 50% share of net income generated from the Aur Gading Iron Ore facility in Pahang, Malaysia operated by DatGeo Minerals Sdn. Bhd. our Malaysian joint venture in which Rafex Gold Corp holds a 50% interest. Following this transaction and as of the date of this prospectus, we have 63,711,675 shares of common stock issued and outstanding.

The Company is still materially dependent on the continued financial support of Mr. Davies with respect ongoing loans. See “Certain Relationships and Related Party Transactions” for additional information regarding this loan and ongoing financing arrangements.

36

Historical Private Placement — Rafex Pty Ltd.

Prior to becoming a wholly-owned subsidiary of Rafex Gold Corp. in 2025, Rafex Pty Ltd. completed a private placement in 2022 in which it raised AUD $2,379,000 (approximately USD $1,498,770) at a price of AUD $0.10 per share. This private placement was conducted by Rafex Pty Ltd. as a standalone entity prior to the merger and is distinct from the current resale offering being registered under this prospectus, in which the Selling Stockholders are offering 22,667,672 shares of Common Stock of Rafex Gold Corp. at $0.25 per share. No shares of Common Stock of Rafex Gold Corp. have previously been sold in a private placement at any price. The Company will not receive any proceeds from the current resale offering.

Balance Sheet and Capital Structure

Total assets increased to $733,576 as of December 31, 2025, from $170,365 as of December 31, 2024, an increase of $563,211 or approximately 330.5%. The increase in total assets primarily reflects the addition of mineral property interests, equipment, and other non-current assets acquired in connection with the Rafex Pty Ltd. merger completed during 2025, together with capital expenditures related to the initial development of the Aur Gading iron ore facility.

Total liabilities increased to $1,816,048 as of December 31, 2025, from $241,641 as of December 31, 2024, an increase of $1,574,407. Current liabilities decreased to $181,245 from $241,641, reflecting partial settlement or reclassification of certain short-term obligations during 2025. Long-term liabilities of approximately $1,634,803 as of December 31, 2025 represent primarily the long-term portion of the shareholder loan facility provided by Robert Francis Davies as described above. As a result of total liabilities exceeding total assets, total stockholders’ deficit was $(1,082,472) as of December 31, 2025, compared to $(71,275) as of December 31, 2024, an increase in the deficit of $1,011,197.

Going Concern

Our audited financial statements for the year ended December 31, 2025 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has included an explanatory paragraph in their audit report expressing substantial doubt about our ability to continue as a going concern. This doubt arises from our history of net losses totaling $152,817 and $89,793 for the years ended December 31, 2025 and 2024 respectively, our accumulated stockholders’ deficit of $(1,082,472) as of December 31, 2025, our limited cash position of $31,715 as of December 31, 2025, and our ongoing dependence on external financing to fund operations.

Management’s plans to address the going concern doubt include the following:

•	Advancing the Aur Gading iron ore facility toward physical production, currently targeted during the third quarter of 2026, followed by a ramp-up period during which offtake arrangements will be negotiated, with initial revenues currently anticipated in approximately November 2026

•	Pursuing additional equity or debt financing as required to fund operations and planned development activities during the period prior to generating revenues

•	Continuing to rely on the shareholder loan facility provided by Robert Francis Davies to the extent necessary to bridge operating requirements, subject to Mr. Davies' continued willingness to provide such support under the terms of the loan agreement

•	Managing corporate overhead and general and administrative expenses to preserve available cash resources

There can be no assurance that management will be successful in implementing these plans. If we are unable to achieve commercial production at Aur Gading on the anticipated timeline, execute offtake arrangements on acceptable terms, or raise sufficient additional capital, we may be unable to continue as a going concern.

37

Capital Requirements and Planned Expenditures for 2026

Based on our current business plan and the anticipated timeline for commercial production at Aur Gading, we estimate our capital requirements for the twelve months following the date of this prospectus to be approximately AUD $2,750,000 (approximately USD $1,732,500), allocated across our projects as follows:

Project	Tenement ID	Planned 2026 Capex (AUD)	Planned 2026 Capex (USD)
Bendoc Project	EL006187	AUD $2,000,000	~USD $1,260,000
Mt Bute/Ballarat Project	EL007864	AUD $500,000	~USD $315,000
Rutherglenn Project	EL8456	AUD $250,000	~USD $157,500
Total		AUD $2,750,000	~USD $1,732,500

In addition, general and administrative expenses and public company compliance costs are expected to increase relative to prior periods as the Company expands its operations and reporting obligations. We intend to fund these requirements through a combination of cash on hand, cash flows from operations once commercial production commences at Aur Gading, continued access to the shareholder loan facility, and additional equity or debt financing as needed. We do not currently have committed financing arrangements sufficient to cover all of our planned expenditures for the next twelve months beyond the shareholder loan facility, and there can be no assurance that such financing will be available on acceptable terms or at all.

Minimum Annual Expenditure Commitments

In order to maintain our Australian exploration tenements in good standing under applicable Victorian regulatory requirements, we are required to meet minimum annual expenditure commitments on each tenement. Our minimum expenditure commitments for the twelve months following the date of this prospectus are as follows:

Tenement	Tenement ID	Minimum Annual Commitment (AUD)	Minimum Annual Commitment (USD)
Bendoc Project	EL006187	AUD $125,000	~USD $78,750
Mt Bute/Ballarat Project	EL007864	AUD $39,600	~USD $24,948
Rutherglenn Project	EL8456	AUD $64,600	~USD $40,698
Total		AUD $229,200	~USD $144,396

Failure to meet these minimum annual expenditure commitments could result in the forfeiture or cancellation of one or more of our exploration tenements, which would have a material adverse effect on our business and operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that would be material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. We consider the following accounting policies to be critical to understanding our financial statements:

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Mineral Property Costs

We capitalize costs directly related to the acquisition of mineral property interests. Exploration costs are expensed as incurred unless they satisfy the criteria for capitalization under US GAAP. We periodically evaluate the carrying value of our mineral properties for impairment based on management’s assessment of whether facts and circumstances suggest that the carrying amount may exceed the recoverable amount.

Foreign Currency Translation

The functional currency of our Australian and Malaysian subsidiaries is the Australian dollar and Malaysian Ringgit respectively. Assets and liabilities of these subsidiaries are translated into USD at period-end exchange rates, while revenues and expenses are translated at average exchange rates for the period. Translation adjustments are recorded in accumulated other comprehensive income or loss as a component of stockholders’ equity.

Going Concern Assessment

Management evaluates at each reporting period whether conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within twelve months of the financial statement issuance date, in accordance with ASC 205-40.

Use of Estimates

The preparation of our financial statements requires management to make estimates that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of expenses during the reporting periods. Significant estimates include the carrying value of mineral property interests, the valuation of the shareholder loan facility, and foreign currency translation. Actual results may differ materially from these estimates.

Recently Issued Accounting Pronouncements

On February 1, 2018, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “new revenue standard”) to all contracts using the modified retrospective method. As the Company has no revenue, the adoption of the new revenue standard had no material impact on our consolidated financial statements.

Under the new standard, revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

Adoption of New Accounting Standards

The Company has evaluated recent accounting pronouncements and determined that there are no new standards that have been issued but not yet adopted that would have a material impact on its financial position, results of operations, or cash flows.

Standards Not Yet Adopted

As an emerging growth company, the Company has elected to take advantage of the extended transition period for complying with new or revised accounting standards under Section 107(b) of the JOBS Act. This election allows the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age, and position of each of our directors and executive officers as of the date of this prospectus:

Name	Age	Position	Director/Officer Since
Russell Brimage	76	President, Chief Executive Officer, Chairman of the Board	May 26, 2022
Robert Francis Davies	75	Director	May 26, 2022
Richard Chiang	55	Chief Financial Officer, Director	Director since May 27, 2022; CFO since July 9, 2025
Justin Leigh Ward	54	Geophysicist, Director	Officer since March 10, 2023; Director since July 31, 2023

Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until his earlier death, resignation, or removal. Executive officers are appointed by and serve at the discretion of the Board of Directors.

Biographical Information

The following sets forth biographical information for each of our directors and executive officers. There are no family relationships among any of our directors or executive officers.

Russell Brimage, President, Chief Executive Officer and Chairman of the Board

Russell Brimage, has served as President, Chief Executive Officer and Chairman of the Board of Directors of Rafex Gold Corp. since May 26, 2022. Mr. Brimage brings over 40 years of experience in the upstream oil and gas industry, having operated at the C-suite level within both publicly listed oil and gas companies and the oil and gas services sector, both onshore and offshore.

In 1982, Mr. Brimage founded and served as Managing Director of an oilfield services company in Australia, which grew to become a dominant service contractor in the Australian oil and gas industry, providing contract field operations, testing and wireline services, facility design and construction, and drilling and workover services. Following the successful trade sale of that business, Mr. Brimage pursued a career in the public company arena, serving as Chief Executive Officer of multiple publicly listed companies. In that capacity he demonstrated a pattern of identifying and developing producing assets through industry counter-cyclical transactions, transforming companies from pre-revenue status to positive cash flow and profitability, with successful outcomes in Indonesia and in the state and federal shallow-shelf waters of the United States Gulf Coast.

As Chief Executive Officer of an ASX-listed company, Mr. Brimage identified and led the Company as an early mover into shale opportunities in the United States, including a successful farm-in to a 60,000-acre concession within the Niobrara shale play in the states of Colorado and Wyoming in August 2009. Mr. Brimage currently serves as a Non-Executive Director of Lion Energy Ltd., a company listed on the Australian Securities Exchange (ASX: LIO). He has served in that capacity since February 2018. Mr. Brimage is also the Chairman of Hyterra Ltd., and ASX listed entity (ASX:HYT) a position he has held since November 2022.

Mr. Brimage’s extensive experience leading publicly listed exploration and production companies through complex transactions, his deep knowledge of the mining and energy sectors, and his demonstrated track record of developing assets from exploration stage to commercial production qualify him to serve as President, Chief Executive Officer and Chairman of the Board of Rafex Gold Corp.

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Robert Francis Davies (known as Frank Davies), Director

Robert Francis Davies, known professionally as Frank Davies, has served as a Director of Rafex Gold Corp. since May 26, 2022. Mr. Davies has been a successful entrepreneur and business operator for over 45 years, with particular expertise in commercial real estate, tourism, and business development across Australia.

Mr. Davies has been actively involved in the Australian commercial property sector for approximately 30 years, having developed and managed a significant portfolio of commercial real estate assets. He is currently the owner and operator of a major tourism company conducting operations throughout Australia. Throughout his career Mr. Davies has demonstrated a strong capacity for identifying business opportunities, building operational teams, and executing growth strategies across diverse industries and economic environments.

Mr. Davies through his personal trust, The Robert Francis Davies Trust has been the primary source of financial support for Rafex Gold Corp. since 2022, providing funding through an unsecured shareholder loan facility that has been instrumental in enabling the Company to advance its mineral exploration activities in Australia and its iron ore development activities in Malaysia. His long-term commitment to and financial support of the Company reflects his belief in the Company’s mineral assets and management team.

Mr. Davies’ extensive experience in business development and operations, his deep knowledge of the Australian commercial and investment landscape, and his ongoing financial commitment to the Company qualify him to serve as a Director of Rafex Gold Corp.

Richard Chiang, Chief Financial Officer and Director

Richard Chiang, has served as a Director of Rafex Gold Corp. since May 27, 2022, and was appointed Chief Financial Officer of the Company on July 9, 2025.

Mr. Chiang began his career at Lehman Brothers and subsequently held senior executive positions at Bear, Stearns & Co. Inc., Wedbush Securities, and Roth Capital Partners LLC, where he was responsible for managing over $600 million in client assets. His transactional experience encompasses deal structuring, financing coordination, regulatory interface, and investor and shareholder communications.. Mr. Chiang has worked as a consultant to sponsors, target companies, and institutional investors across U.S.-domestic and cross-border business combinations involving complex regulatory and compliance considerations.

Since May 27, 2022, Mr. Chiang has provided consulting services to the Company through Tech Associates Inc., a company of which he is the sole principal. Tech Associates Inc. provides the Company with SEC reporting compliance support, corporate reporting disclosure preparation, and related corporate governance services. See “Certain Relationships and Related Transactions” for additional information regarding this consulting arrangement.

Mr. Chiang is also the sole officer and director of Rapid Line, Inc. He also holds the same positions as sole officer and director with Energy 1 Corp. GIB Capital Group Inc., and is a director of DevMar Equities, Inc.

Mr. Chiang holds degrees from the University of California, Berkeley, having graduated from both the Haas School of Business and the Goldman School of Public Policy. He formerly held securities industry licenses including the FINRA Series 7, Series 24, and Series 63, as well as the NASAA Series 65. He has also previously served as a FINRA arbitrator, adjudicating disputes within the securities industry.

Mr. Chiang’s extensive background in capital markets, SEC reporting compliance, and financial transaction structuring, together with his experience at leading financial institutions, qualify him to serve as Chief Financial Officer and Director of Rafex Gold Corp.

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Justin Leigh Ward, Geophysicist and Director

Justin Leigh Ward, has served as Geophysicist of Rafex Gold Corp. since March 10, 2023, and as a Director of the Company since July 31, 2023. Mr. Ward is a highly experienced geophysicist with almost 30 years of global mineral exploration experience spanning diamonds, mineral sands, iron ore, base metals, industrial minerals, and gold across multiple continents.

Mr. Ward is the founder and principal of Modern Mag, his own mining services business specializing in geophysical surveys, electromagnetics (TEM), potential field interpretation including magnetics, drill programs and site preparation, sampling, and rehabilitation. Mr. Ward was initially trained by the De Beers group of companies across operations on four continents, where he developed deep expertise in geophysical survey techniques applicable to a wide range of mineral commodities. Following his foundational training at De Beers, Mr. Ward was selected for the exclusive De Beers “Stargate” program, an accelerated career development initiative designed to fast-track high-potential geoscientists into senior management roles, through which he gained responsibility for various De Beers exploration projects and geophysical programs.

Mr. Ward has greenfields, brownfields, and mine-stage experience for all major commodities and has been an integral member of geoscience teams responsible for the discovery of numerous commercial mines, including the team credited with the discovery of the entire Ring of Fire mineral province in northern Ontario, Canada, in approximately 2004 — a discovery widely regarded as one of the most significant mineral discoveries in Canada in recent decades.

Mr. Ward’s nearly three decades of global exploration experience, his specialized expertise in geophysical survey techniques directly applicable to the Company’s Australian gold tenements, and his demonstrated track record of contributing to major mineral discoveries qualify him to serve as Geophysicist and Director of Rafex Gold Corp.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•	had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or his association with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action, the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, regulatory entity, or governmental body.

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Board Composition and Committees

Our Board of Directors currently consists of four members: Russell Brimage, Robert Francis Davies, Richard Chiang, and Justin Leigh Ward. As none of our current directors qualify as independent under the independence standards of any national securities exchange, we do not currently maintain separately designated audit, compensation, or nominating committees. The functions customarily performed by such committees are performed by our Board of Directors as a whole. We intend to establish appropriate board committees and appoint independent directors as the Company’s operations and resources permit and as required by applicable SEC and exchange rules upon any future listing of our Common Stock on a national securities exchange.

Code of Ethics

We have not yet adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, and other senior financial officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series A Preferred Stock as of the date of this prospectus, after giving effect to the cancellation of 75,229 shares of Common Stock previously held by Rafex Pty Ltd., a wholly-owned subsidiary of the Company, pursuant to a Board resolution dated April 1, 2026. Following such cancellation, and issuance of 10,358, 936 shares of common stock to eliminate its outstanding debt at March 31, 2026, the total number of shares of Common Stock issued and outstanding as of the date of this filing is 63,711,675.

The information presented below regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days through the exercise of any option, warrant, conversion right, or similar right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated in the footnotes below, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o Rafex Gold Corp., 1111 S. Roop Street, Unit 1915, Carson City, NV 89702.

Section A — Directors, Executive Officers and Named Control Persons

In the table below, the column titled ’Shares of Common Stock Beneficially Owned’ includes both shares of Common Stock held directly and shares of Common Stock issuable upon conversion of Series A Preferred Stock, which is convertible at any time at the holder’s option. Because Russell Brimage and Robert Francis Davies each hold 50,000 shares of Series A Preferred Stock convertible into 50,000,000 shares of Common Stock, their total beneficial ownership figures are significantly larger than their direct Common Stock holdings. Readers should refer to the ’Shares of Common Stock Held Directly’ column for each individual’s current direct holdings of Common Stock.

Name and Position	Shares of Common Stock Held Directly	Shares of Common Stock Issuable Upon Conversion of Series A (4)	Total Shares of Common Stock Beneficially Owned (1)	% of Common Stock Beneficially Owned (2)	Shares of Series A Preferred Stock	% of Series A	Total Voting Power (3)
Russell Brimage, President, CEO, Chairman	8,795,738	50,000,000	58,795,738	54.57%	50,000	50%	35.19%
Robert Francis Davies, Director*	19,554,785	50,000,000	69,554,785	59.28%	50,000	50%	41.92%
Richard Chiang, CFO, Director	2,500,000	–	2,500,000	3.92%	–	–	1.53%
Justin Leigh Ward, Geophysicist, Director	9,633,574	–	9,633,574	15.12%	–	–	5.88%
All Directors and Officers as a Group (4 persons)	41,484,097	100,000,000	141,484,097	–	100,000	100%	86.43%

*The Robert Francis Davies Trust shares were issued to Robert Francis Davies as an individual.

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Section B — Beneficial Owners of More Than 5% of Common Stock (Non-Management)

The following table sets forth the beneficial ownership of our Common Stock by each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock who is not a director or executive officer of the Company:

Name and Address	Shares of Common Stock Beneficially Owned	% of Common Stock (2)	Total Voting Power (3)
Rod Allen (7) Lot 26, Devils Point Road, Kawene, Port Vila, Vanuatu	6,500,000	10.20%	3.97%

Footnotes

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Shares of Common Stock subject to conversion of Series A Preferred Stock that are currently convertible or convertible within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Percentage of Common Stock beneficially owned is calculated by dividing the total shares of Common Stock beneficially owned by such person — including shares of Common Stock directly held plus shares issuable upon conversion of Series A Preferred Stock — by the sum of 63,711,675 shares of Common Stock currently outstanding plus the number of shares issuable upon conversion of the Series A Preferred Stock held by such person. Because conversion shares are added to the denominator only for the holder of those shares, the beneficial ownership percentages for Messrs. Brimage and Davies are not directly comparable to those of Messrs. Chiang and Ward, who hold no Series A Preferred Stock. The direct common stock holdings of Messrs. Brimage and Davies, excluding conversion shares, represent approximately 13.80% and 30.69% of the 63,711,675shares of Common Stock currently outstanding, respectively.

(3) Total Voting Power is calculated based on 163,711,675 total votes outstanding, comprising 63,711,675votes attributable to outstanding shares of Common Stock (one vote per share) and 100,000,000 votes attributable to the 100,000 outstanding shares of Series A Preferred Stock (1,000 votes per share).

(4) Includes 8,795,738 shares of Common Stock held directly by Russell Brimage and 50,000,000 shares of Common Stock issuable upon conversion of 50,000 shares of Series A Preferred Stock held by Mr. Brimage, which are convertible at any time at Mr. Brimage’s option at a ratio of 1,000 shares of Common Stock per share of Series A Preferred Stock.

(5) Includes 19,554,785 shares of Common Stock held directly by Robert Francis Davies and 50,000,000 shares of Common Stock issuable upon conversion of 50,000 shares of Series A Preferred Stock held by Mr. Davies, which are convertible at any time at Mr. Davies’ option at a ratio of 1,000 shares of Common Stock per share of Series A Preferred Stock.

(6) The total voting power of all directors and officers as a group of 86.43% is calculated as follows: aggregate common stock votes of 41,484,097 (comprising 8,795,738 shares held by Mr. Brimage, 19,554,785 shares held by Mr. Davies, 2,500,000 shares held by Mr. Chiang, and 9,633,574 shares held by Mr. Ward) plus aggregate Series A Preferred Stock votes of 100,000,000, divided by total outstanding votes of 163,711,675. This represents a significant concentration of voting control in the hands of management. See “Risk Factors — Voting Control by Management through Series A Preferred Stock” for additional information.

(7) Rod Allen holds 6,500,000 shares of Common Stock representing 10.20% of the outstanding Common Stock.

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EXECUTIVE COMPENSATION

Overview

We are an emerging growth company and a smaller reporting company as defined under applicable SEC rules. Accordingly, we have elected to provide the scaled executive compensation disclosure permitted for smaller reporting companies under Item 402(n) of Regulation S-K in lieu of the more extensive compensation disclosure required for larger public companies.

Named Executive Officers

For the fiscal years ended December 31, 2025 and December 31, 2024, our named executive officers are:

•	Russell Brimage, President, Chief Executive Officer and Chairman of the Board

•	Justin Leigh Ward, Geophysicist and Director

•	Richard Chiang, Chief Financial Officer and Director

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2025 and December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Russell Brimage,	2025	–	–	–	–	–	–
President, CEO, Chairman	2024	–	–	–	–	–	–
Justin Leigh Ward,	2025	115,000	–	–	–	–	115,000
Geophysicist and Director (1)	2024	115,000	–	–	–	–	115,000
Richard Chiang,	2025	–	–	2,500	–	60,000	62,500
CFO and Director (2)	2024	–	–	–	–	60,000	60,000

(1) Justin Leigh Ward’s compensation is paid in United States dollars to Modern Mag Pty Ltd., a mining services company of which Mr. Ward is the founder and principal, pursuant to a written consulting agreement dated September 5, 2022. All compensation was paid in cash during each year presented.

(2) Richard Chiang’s compensation consists of: (a) consulting fees of $5,000 per month ($60,000 per year) paid to Tech Associates Inc., a company of which Mr. Chiang is the sole principal, pursuant to a written consulting agreement approved by the Board of Directors on May 27, 2022; and (b) for 2025, a stock award consisting of 2,500,000 shares of fully paid, non-assessable restricted Common Stock issued on July 9, 2025 as compensation for services rendered in connection with Mr. Chiang’s appointment as Chief Financial Officer, valued at $2,500 in the aggregate ($0.001 per share) based on the fair value of the Company’s Common Stock at the date of grant as determined by management and reviewed by the Company’s independent registered public accounting firm. The shares were fully paid and non-assessable upon issuance and are not subject to any vesting schedule or forfeiture conditions. See “Certain Relationships and Related Transactions” for additional information regarding these arrangements.

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Narrative Disclosure to Summary Compensation Table

Russell Brimage — No Cash Compensation

Russell Brimage serves as President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Brimage does not receive any cash compensation, salary, bonus, or other remuneration from the Company for his services in these capacities. Mr. Brimage has elected to serve without cash compensation during the Company’s current development stage. The Company does not have a written employment agreement with Mr. Brimage.

Justin Leigh Ward — Modern Mag Pty Ltd. Services Agreement

Justin Leigh Ward serves as Geophysicist of the Company. On September 5, 2022, Rafex Pty Ltd, a wholly owned subsidiary of the Company, entered into a Services Agreement with Modern Mag Pty Ltd., an Australian mineral exploration services company of which Mr. Ward is a director, pursuant to which Modern Mag provides services to Rafex Pty Ltd in connection with the Company's Australian mineral exploration activities.

Under the Services Agreement, Modern Mag provides exploration management services, personnel management services, and website management services. Exploration management services include planning, coordination and management of exploration programs, including geological supervision, sample collection and dispatch, data capture and reporting. Personnel management services include sourcing, rostering, supervision and management of field and technical personnel required for exploration activities. Website management services include maintenance, updating and management of the Company's corporate website, including content updates, hosting liaison and general website administration.

In consideration for the services, Rafex Pty Ltd pays Modern Mag A$12,500 per month, plus GST, and a car allowance of A$1,200 per month, plus GST. Modern Mag invoices Rafex Pty Ltd monthly, with payment due within 14 days of receipt. The Services Agreement commenced on September 5, 2022 and continues until terminated. Either party may terminate the agreement upon 30 days' written notice, subject to provisions permitting immediate termination under specified circumstances.

The Services Agreement acknowledges that Mr. Ward has a material personal interest in the agreement, which was disclosed to and recorded in the minutes of the Rafex board of directors. The agreement states that its terms represent a fair and reasonable commercial arrangement and that the directors of Rafex who do not have a material personal interest in the agreement approved its entry. Modern Mag provides the services as an independent contractor and may determine which of its personnel perform the services.

Richard Chiang — Tech Associates Inc. Consulting Agreement and Stock Award

Richard Chiang serves as Chief Financial Officer and Director of the Company pursuant to a written consulting agreement between the Company and Tech Associates Inc., a company of which Mr. Chiang is the sole principal, approved by the Board of Directors on May 27, 2022. Under this agreement, the Company pays Tech Associates Inc. a consulting fee of $5,000 per month ($60,000 per year) for services including SEC reporting compliance support, OTC Markets disclosure preparation, and corporate governance services. All consulting fees were paid in cash during each of the fiscal years ended December 31, 2025 and 2024. See “Certain Relationships and Related Transactions” for additional information regarding this arrangement and its related party nature.

On July 9, 2025, the Company issued 2,500,000 shares of fully paid, non-assessable restricted Common Stock to Mr. Chiang as compensation for services rendered in connection with his appointment as Chief Financial Officer. The shares were valued at $0.001 per share, representing the par value of the Company’s Common Stock, based on management’s determination of fair value at the date of grant, which reflected the absence of an active trading market, the Company’s negative stockholders’ equity, and the absence of prior arm’s length transactions in the Company’s Common Stock at prices higher than par value. This determination was reviewed and approved by the Company’s independent registered public accounting firm. The shares were fully paid and non-assessable upon issuance and are not subject to any vesting schedule, repurchase right, or forfeiture condition. The 2,500,000 shares are included in the total shares of Common Stock issued and outstanding as of the date of this prospectus.

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Director Compensation

The following table sets forth compensation paid to our non-employee directors for the fiscal year ended December 31, 2025. Directors who are also named executive officers and whose compensation is set forth in the Summary Compensation Table above are not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert Francis Davies	–	–	–	–	–

Robert Francis Davies serves as a Director of the Company. Mr. Davies does not receive any cash fees, equity awards, or other remuneration from the Company for his services as a Director. Mr. Davies has provided significant financial support to the Company through the shareholder loan facility described in “Certain Relationships and Related Transactions,” but receives no compensation in his capacity as a Director.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2025, there were no outstanding unexercised options, unvested stock awards, or other equity-based incentive awards held by any of our named executive officers. The 2,500,000 shares of restricted Common Stock issued to Richard Chiang on July 9, 2025 were fully paid and non-assessable upon issuance and are not subject to any vesting schedule, forfeiture condition, or repurchase right. Accordingly, no amounts are reportable in the outstanding equity awards table for any named executive officer as of December 31, 2025.

Equity Compensation Plans

As of the date of this prospectus, the Company has not adopted any formal equity compensation plan, stock option plan, or other equity incentive plan. No options, warrants, or other equity-based awards have been granted to any officer, director, or employee under any formal plan. The Company may consider adopting an equity compensation plan in the future as its operations expand and its need to attract and retain qualified personnel increases.

Employment and Consulting Agreements

The Company does not have a written employment agreement with Russell Brimage. The Company has written consulting agreements with Modern Mag Pty Ltd. (for Justin Leigh Ward’s services, dated September 5, 2022) and Tech Associates Inc. (for Richard Chiang’s services, approved May 27, 2022), the material terms of which are described above and in “Certain Relationships and Related Transactions.” There are no provisions in any of these agreements relating to severance payments, change of control payments, or post-termination benefits.

Compensation Policies and Practices

Given the Company’s current development stage and limited resources, our compensation philosophy is focused on conserving cash while attracting and retaining the qualified individuals needed to advance our business objectives. Our Board of Directors, acting as a whole given the absence of a formal compensation committee, reviews and approves the compensation arrangements for our executive officers and directors. We do not currently have a formal compensation policy or program and do not use compensation consultants.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

Wyoming law and our Articles of Incorporation and Bylaws authorize us to indemnify our directors and officers. The Wyoming Business Corporation Act, W.S. § 17-16-851 et seq., permits a corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by reason of their being or having been a director or officer of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Wyoming law. Our Bylaws provide that we may advance expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

We do not currently maintain director and officer liability insurance. We may seek to obtain such coverage in the future as the Company’s operations and resources permit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 17-16-851 of the Wyoming Business Corporation Act (the “Wyoming Act”) authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on such terms and conditions as the court or board of directors deems proper. Under the Wyoming Act, a corporation may indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by reason of the fact that such persons are or were a director or officer of the corporation. The Wyoming Act further provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person in such capacity, whether or not the corporation would have the power to indemnify such person under applicable law.

Our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Wyoming Act. Our Articles of Incorporation provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for any act or omission in such director’s capacity as a director, except to the extent otherwise provided by applicable statute.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

49

RECENT SALES OF UNREGISTERED SECURITIES

The Resale Shares being registered pursuant to this prospectus were originally issued to the Selling Stockholders in a private placement transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. The shares were sold by Rafex Pty Ltd., prior to our acquisition of the company. The shares were sold at a price of $0.10 AUD (Australia Dollar) per share pursuant to Subscription Agreements entered into between the Company and each of the Selling Stockholders. No underwriters were involved in the private placement and no underwriting discounts or commissions were paid.

Private Placement — Rafex Pty Ltd. (2022)

Prior to its merger with and into Rafex Gold Corp. in 2025, Rafex Pty Ltd. completed a private placement in 2022 in which it issued shares to investors at a price of AUD $0.10 per share, raising aggregate proceeds of approximately AUD $2,379,000. These shares were subsequently exchanged for shares of Common Stock of Rafex Gold Corp. upon completion of the merger. The selling shareholders listed in the Selling Shareholders section of this prospectus received their shares of Rafex Gold Corp. Common Stock as a result of this merger exchange. This offering was made pursuant to applicable Australian securities law exemptions as Rafex Pty Ltd. was an Australian proprietary limited company at the time of the offering.

Issuance to Richard Chiang — July 9, 2025

On July 9, 2025, the Company issued 2,500,000 shares of restricted Common Stock to Richard Chiang, our Chief Financial Officer and Director, as compensation for services rendered in connection with his appointment as Chief Financial Officer. The shares were issued at a fair value of $0.001 per share (par value) based on management’s determination of fair value at the date of grant, for aggregate consideration of $2,500. This issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Debt Conversion — Robert Francis Davies Trust — May 18, 2026

On May 18, 2026, the Company issued 10,358,936 shares of restricted Common Stock to the Robert Francis Davies Trust in connection with the conversion of the outstanding loan balance under the Unsecured Loan Agreement dated September 28, 2021, as amended. The shares were issued in two tranches: 8,371,736 shares in respect of the First Tranche Balance of USD $2,092,934 as of December 31, 2025, and 1,987,200 shares in respect of the Second Tranche Balance of USD $496,800 for the period January 1, 2026 through March 31, 2026, all at a conversion price of USD $0.25 per share, for aggregate consideration of USD $2,589,734. This issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The shares issued in this transaction are not being registered for resale under this prospectus and are subject to applicable Rule 144 holding period requirements.

50

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide for indemnification of our directors, officers, employees, and agents to the fullest extent permitted by Wyoming law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes all transactions since January 1, 2024, and any currently proposed transactions, in which the Company was or is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. A “related person” includes any director, executive officer, nominee for director, holder of more than 5% of our Common Stock, and any immediate family member of any of the foregoing.

Robert Francis Davies (The Robert Francis Davies Trust)— Shareholder Loan Facility

Since 2022, Robert Francis Davies, a director and significant shareholder of Rafex Gold Corp, has advanced funds to the Company through his trust, The Robert Francis Davies Trust to support its operations. These advances were made on an informal basis and were not initially governed by a written agreement. The Company and Mr. Davies entered into the Unsecured Loan Agreement dated September 28, 2021 (the ‘Loan Agreement’) to govern all advances made by the Lender to the Borrowers. The Loan Agreement was subsequently amended to provide for convertibility of the outstanding balance into Common Stock of the Company pursuant to the terms of the Debt Conversion and Revenue Sharing Agreement dated May 18, 2026.

At March 31, 2026, the aggregate outstanding balance of such advances was approximately $3,891,112 AUD.

The Loan Agreement provides that the outstanding balance may be repaid in cash or, at the Company’s election, through the issuance of shares of the Company’s common stock. Any such conversion of the outstanding balance into equity will occur at a price of $0.25 per share. The Company determined this conversion price to be fair and reasonable and consistent with the price at which certain existing shareholders may offer shares for resale pursuant to this registration statement. The loan was not subject to any interest and was repayable within 10 years.

The Company’s board of directors reviewed and approved the Loan Agreement and the transactions contemplated thereby, including the potential conversion of the outstanding indebtedness into equity, and determined that such terms are fair to the Company and in its best interests.

As of December 31, 2025, the outstanding balance of this loan facility was approximately $3,171,112AUD (approximately $2,092,933.92USD at the exchange rate of AUD $1.00 = USD $0.66), of which approximately $1,634,803 is classified as a long-term liability on the Company’s balance sheet as of December 31, 2025, with the remainder classified within current liabilities or adjusted for foreign currency translation. As of March 31, 2026, the loan increased by $720,000 AUD or $496,800 USD with the total loan balance of approximately $3,891,112 AUD.

On May 18, 2026, the Company entered into an agreement with Mr. Davies to convert the outstanding loans made by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries at March 31, 2026. This amount totaled $2,589,734 USD which was converted at $0.25 USD cents per share for a total of 10,358,936 shares of restricted common stock. Further, Mr. Davies entered into a revenue sharing arrangement within the same agreement for any and all loans provided by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries from May 18, 2026 forward. All loans shall be non-interest bearing, and non-convertible. The revenue sharing arrangement calls for loans to be repaid exclusively from 25% of the Company’s 50% share of net income generated from the Aur Gading Iron Ore facility in Pahang, Malaysia operated by DatGeo Minerals Sdn. Bhd. our Malaysian joint venture in which Rafex Gold Corp holds a 50% interest. Following this transaction and as of the date of this prospectus, we have 63,711,675 shares of common stock issued and outstanding.

The Company and Mr. Davies agreed upon a conversion price to align the loan conversion with the price of this offering at $0.25 USD per share. Mr. Davies was issued a total of 10,358,936 shares of restricted common stock to eliminate the loan. The loan was not subject to any interest and was repayable within 10 years.

52

The Company is materially dependent on the continued financial support of Mr. Davies with respect to its ongoing loan facility. While the Company does expect to receive income from cash flows at Aur Gading, it cannot make assurances that other material factors may cause a delay in cash flow, or the Company fails to anticipate issues that may impair its operations. Notwithstanding the repayment terms, there can be no assurance that the Company will have sufficient liquidity to repay the outstanding balance if it has not achieved positive cash flow from its Aur Gading operations. Mr. Davies has agreed to harbor this material risk for all loans made to the Company from its agreement date forward and confirmed his intention to continue making advances under the loan facility as funds become available. The Company is also evaluating alternative sources of financing as a precautionary measure.

Tech Associates Inc. — Consulting Agreement

On May 27, 2022, the Board of Directors simultaneously approved the engagement of Tech Associates Inc. as a consultant to the Company and the election of Richard Chiang, the sole principal of Tech Associates Inc., as a Director of the Company. Accordingly, the consulting arrangement between the Company and Tech Associates Inc. has constituted a related party transaction from its inception.

Pursuant to the consulting agreement, Tech Associates Inc. provides the Company with consulting services including, among other things, the preparation and filing of alternative disclosure reports with OTC Markets Group Inc., corporate governance support, and financial reporting services. The Company pays Tech Associates Inc. a consulting fee of $5,000 per month (approximately $60,000 per year). All consulting fees have been paid in cash on a monthly basis. From the inception of the agreement on May 27, 2022 through the date of this prospectus, the Company has paid aggregate consulting fees to Tech Associates Inc. of approximately $230,000.In mid-2025, Richard Chiang was additionally elected as Chief Financial Officer of the Company. His consulting services through Tech Associates Inc. have continued without modification to the terms of the consulting agreement following his election as CFO. Mr. Chiang does not receive a salary for his role as CFO and currently serves the Company in the dual capacity of Director and Chief Financial Officer, while providing consulting services to the Company through Tech Associates Inc.

The consulting arrangement was approved by the Board of Directors pursuant to the May 27, 2022 Board resolution, with Mr. Chiang having been simultaneously appointed to the Board at the time of approval.

Series A Preferred Stock — History and Current Holdings

The Company’s 100,000 shares of Series A Preferred Stock were originally designated pursuant to a Certificate of Designation filed in January 2018 under the authority of SmallCap Compliance LLC, acting as custodian of the Company under Nevada Revised Statutes governing custodianship, at a time when the Company was operating under the name Sakha Enterprises Corp. and was domiciled in Nevada. The issuance was made under the authority granted to the custodian under applicable Nevada law and did not require separate stockholder approval.

The Company subsequently underwent a series of ownership transitions. Following the custodianship by SmallCap Compliance LLC, ownership passed to Umarkhon Tokabaev, who subsequently assigned the Company to Tech Associates Inc., a company controlled by Richard Chiang. On May 3, 2022, Tech Associates Inc. sold Sakha Enterprises Corp. to Russell Brimage, at which time Richard Chiang resigned from all officer and director positions he then held with the Company.

As of the date of this prospectus, 50,000 shares of Series A Preferred Stock are held by Russell Brimage, our President, Chief Executive Officer and Chairman, and 50,000 shares are held by Robert Francis Davies, our Director. In connection with the 2025 merger of Rafex Gold Corp. and Rafex Pty Ltd., the transfer and allocation of the 100,000 shares of Series A Preferred Stock to Russell Brimage and Robert Francis Davies personally was approved by both the Board of Directors and by a majority vote of the Company’s shareholders. Pursuant to this dual approval, 50,000 shares of Series A Preferred Stock were allocated and transferred into the personal control of Russell Brimage and 50,000 shares were allocated and transferred into the personal control of Robert Francis Davies.

53

As of the date of this prospectus, 50,000 shares of Series A Preferred Stock are held by Russell Brimage, our President, Chief Executive Officer and Chairman, and 50,000 shares are held by Robert Francis Davies, our Director. Each share of Series A Preferred Stock carries voting rights of 1,000 votes per share and is convertible into 1,000 shares of Common Stock at the option of the holder. The Series A Preferred Stock has no dividend rights, liquidation preferences, redemption rights, or sinking fund provisions. As a result of holding 50,000 shares of Series A Preferred Stock each, Messrs. Brimage and Davies each control 50,000,000 votes attributable to their respective Series A holdings, representing in aggregate approximately 61.08% of the total voting power of all outstanding capital stock of the Company attributable solely to the Series A Preferred Stock, with total aggregate management voting power of approximately 86.43% when combined with the common stock votes held by all directors. See "Description of Capital Stock" and "Security Ownership of Certain Beneficial Owners and Management" for additional information.

Justin Leigh Ward — Modern Mag Pty Ltd. Services Agreement

Justin Leigh Ward serves as Geophysicist of the Company. On September 5, 2022, Rafex Pty Ltd, a wholly owned subsidiary of the Company, entered into a Services Agreement with Modern Mag Pty Ltd., an Australian mineral exploration services company of which Mr. Ward is a director, pursuant to which Modern Mag provides services to Rafex Pty Ltd in connection with the Company's Australian mineral exploration activities.

Under the Services Agreement, Modern Mag provides exploration management services, personnel management services, and website management services. Exploration management services include planning, coordination and management of exploration programs, including geological supervision, sample collection and dispatch, data capture and reporting. Personnel management services include sourcing, rostering, supervision and management of field and technical personnel required for exploration activities. Website management services include maintenance, updating and management of the Company's corporate website, including content updates, hosting liaison and general website administration.

In consideration for the services, Rafex Pty Ltd pays Modern Mag A$12,500 per month, plus GST, and a car allowance of A$1,200 per month, plus GST. Modern Mag invoices Rafex Pty Ltd monthly, with payment due within 14 days of receipt. The Services Agreement commenced on September 5, 2022 and continues until terminated. Either party may terminate the agreement upon 30 days' written notice, subject to provisions permitting immediate termination under specified circumstances.

The Services Agreement acknowledges that Mr. Ward has a material personal interest in the agreement, which was disclosed to and recorded in the minutes of the Rafex board of directors. The agreement states that its terms represent a fair and reasonable commercial arrangement and that the directors of Rafex who do not have a material personal interest in the agreement approved its entry. Modern Mag provides the services as an independent contractor and may determine which of its personnel perform the services.

Policies and Procedures for Related Party Transactions

Our Board of Directors is responsible for reviewing and approving all related party transactions. In reviewing related party transactions, the Board considers the relevant facts and circumstances including the benefits to the Company, the terms of the transaction and whether they are consistent with arm’s length dealings, the direct or indirect nature of the related person’s interest in the transaction, and whether the transaction is in the best interests of the Company and its stockholders. Any director with a material interest in a proposed transaction recuses himself from the Board’s deliberations and vote on that transaction, to the extent practicable given the size and composition of the Board.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, and taking into account that Russell Brimage serves as President and Chief Executive Officer, Robert Francis Davies is the largest shareholder and a significant creditor of the Company, and Richard Chiang serves as Chief Financial Officer and is the principal of Tech Associates Inc. which has an ongoing consulting agreement with the Company, our Board has determined that none of our current directors qualify as independent under the independence standards of any national securities exchange. We intend to appoint independent directors to our Board as the Company’s operations and resources permit.

54

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by General Counsel, P.C., 1015 Waterwood Parkway, Suite Ga-1, Edmond, Oklahoma 73034. The legal opinion of General Counsel, P.C. regarding the validity of the securities being registered is filed as Exhibit 5.1 to this registration statement.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer, or affiliate of the Company, and no owner of record or beneficial owner of more than five percent of our securities, or any associate of any such director, officer, affiliate or security holder, is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

INTERESTS OF EXPERTS

The financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024 included in this prospectus and in the registration statement have been so incorporated in reliance on the report of Dylan Floyd Accounting & Consulting, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

None of the above experts has received, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of our subsidiaries nor were they connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

55

EXPERTS

The financial statements of Rafex Gold Corp. for the years ended December 31, 2025 and December 31, 2024, included in this prospectus have been audited by Dylan Floyd Accounting CPA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the Shares of Common Stock being offered hereby. This prospectus and any prospectus supplement which form a part of the registration statement do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings, including the registration statement, are available on that website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — CROSS REFERENCE

See “Certain Relationships and Related Transactions” beginning on page 53 of this prospectus.

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FINANCIAL STATEMENTS

Audited annual financial statements (balance sheet, income statement, statement of cash flows, statement of stockholders’ equity, and notes

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Rafex Gold Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rafex Gold Corp. (the “Company”) as of December 31, 2025 and 2024, the related statements of operations, changes in stockholders’ deficit, for the period ended December 31, 2025 and 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024 and the results of its operations and its cash flows for year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $2,645,094 and a negative cash flow from operations amounting to $166,832 for the period ended December 31, 2025. These factors as discussed in Note 4 of the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

F-1

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosure that are material to the financial statements and (2) involve especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit maters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

There are no critical matters.

/s/ DylanFloyd Accounting & Consulting

PCAOB # 6235

We have served as the Company’s auditor since 2025.

Newhall, California

August 11, 2026

F-2

RAFEX GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2025	2024
ASSETS

Current Assets
Cash	$31,715	$775
Security deposit	13,682	12,685
Accounts receivable	–	–
Other current assets	24,704	101
Total Current Assets	$70,100	$13,561

Other Assets
Exploration and evaluation costs	$80,425	$33,045
Tenement acquisition	140,154	123,760
Property, plant and equipment	177,005	–
Other financial assets	265,891	–
Total Other Assets	663,476	156,805

TOTAL ASSETS	$733,576	$170,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities
Accounts payable	$99,206	$3,748
Due to related parties	80,088	237,893
Other current liabilities	1,951	–
Total Current Liabilities	$181,245	$241,641

Non-Current Liabilities
Long term liabilities	1,634,804	–
Total Non-Current Liabilities	1,634,804	–

TOTAL LIABILITIES	$1,816,048	$241,641

STOCKHOLDERS’ EQUITY

Series A Preferred stock, par value $0.001 per share; 1,000,000 shares authorized; 100,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	$100	$100
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 53,427,968 and 27,285,968 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	53,428	27,286
Additional paid-in capital	1,523,341	2,391,786
Accumulated other comprehensive loss	(14,247)	(232)
Accumulated deficit	(2,645,094)	(2,490,216)
Total Stockholders’ Equity	(1,082,472)	(71,275)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$733,576	$170,365

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RAFEX GOLD CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	For the Year Ended December 31,
	2025	2024

Revenue	$–	$–
Total Revenue	–	–

Operating expenses
Stock-based compensation expense	2,500	–
Consulting fees	87,082	87,549
General and administrative expenses	63,235	2,244
Total Operating Expenses	152,817	89,793
Loss from Operations	$(152,817)	$(89,793)

Net Loss	$(152,817)	$(89,793)

Other comprehensive loss:
Foreign currency translation adjustment	(14,015)	1,262
Comprehensive income (loss)	$(166,832)	$(88,532)

PER SHARE AMOUNTS
Basic and diluted loss per share	(0.00)	(0.00)
Weighted average number of common shares outstanding - basic and diluted	34,311,056	27,285,968

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RAFEX GOLD CORP.

Consolidated Statement of Stockholders’ Equity

For the year ended December 31, 2025 and 2024

(Audited)

	Common Stock		Series A Preferred Stock		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at January 1, 2025	27,285,968	$27,286	100,000	$100	$2,391,786	$(2,490,216)	$(232)	$(71,276)
Shares issued	26,142,000	26,142	–	–	1,513,088	–	–	1,539,230
Consolidation adjustments	–	–	–	–	(2,381,533)	(2,061)	–	(2,383,594)
Foreign currency translation adjustment	–	–	–	–	–	–	(14,015)	(14,015)
Net loss for the period ended December 31, 2025	–	–	–	–	–	(152,817)	–	(152,817)
Balance at December 31, 2025	53,427,968	$53,428	100,000	$100	$1,523,341	$(2,645,094)	$(14,247)	$(1,082,473)

	Common Stock		Series A Preferred Stock		Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at January 1, 2024	27,285,968	$27,286	100,000	$100	$2,370,296	$(1,482,217)	$1,030	$916,495
Forgiveness of related party debt	–	–	–	–	21,490	–	–	21,490
Adjustments to consolidated reserves		–	–	–	–	(918,206)	–	(918,206)
Foreign currency translation adjustment	–	–	–	–	–	–	(1,262)	(1,262)
Net loss for the year ended December 31, 2024	–	–	–	–	–	(89,793)	–	(89,793)
Balance at December 31, 2024	27,285,968	$27,286	100,000	$100	$2,391,786	$(2,490,216)	$(232)	$(71,275)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RAFEX GOLD CORP.

STATEMENT OF CASH FLOWS

(Audited)

	2025	2024

Cash Flow from Operating Activities
Net loss for the period	$(152,817)	$(89,793)
Stock-based compensation expense	2,500	–
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase) Decrease in security deposit	–	(6,597)
(Increase) Decrease in accounts receivable	–	–
(Increase) Decrease in other current assets	17,168	(7,440)
(Decrease) Increase in accounts payable	88,741	(581)
(Decrease) Increase in other current liabilities	1,885	–
Net Cash Used in Operating Activities	(41,636)	(104,412)

Cash Flows from Investing Activities
Investment in exploration	(77,102)	(131,950)
Acquisition of Property, Plant and equipment	(152,533)	–
Financial assets	(64,507)	–
Net cash provided by (used in) investing activities	(294,142)	(131,950)

Cash Flows from Financing Activities
(Payments) Proceeds (to) from related parties	105,674	214,679
Forgiveness of related party debt	–	21,490
Long term loans	245,125	–
Adjustment to additional paid in capital / retained earnings	(270)
Net Cash Provided by Financing Activities	350,530	236,169

Net increase (decrease) in cash	14,751	(193)
Effects of foreign currency translation adjustment	823
Cash acquired from subsidiary at the beginning of the period	15,365
Cash at beginning of period	775	968
Cash at end of period	$31,715	$775

Supplemental Disclosure of Interest and Income Taxes Paid:
Interest paid during the period	$–	$–
Income taxes paid during the period	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RAFEX GOLD CORP.

Notes to Consolidated Financial Statements
December 31, 2025

(Audited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Rafex Gold Corp. (the “Company”) was originally incorporated in Nevada on January 28, 2000, under the name American Resources Corporation. On August 30, 2005, to September 22, 2022 the Company’s name was Sakha Enterprises Corp. On September 14, 2018, the Company changed its domicile to Wyoming, and on September 23, 2022, the Company changed its name to Rafex Gold Corp., its current name. The Company primarily engages in gold and iron ore exploration activities, with a focus on exploring and developing mining leases in Australia and Malaysia. In 2023, the Company completed a merger by and between Rafex Gold Acquisition Corp. and Triple Twenty Pty, Ltd, with Triple Twenty Pty, Ltd. becoming a wholly-owned subsidiary of Rafex Gold Corp. In 2025, the Company completed a merger by and between Rafex Gold Acquisition Corp II and Rafex Pty Ltd., bringing in additional mining leases and operations in Malaysia.

Rafex Gold Corp. primarily engages in mineral exploration activities, with a focus on exploring and developing various mineral resources. The Company’s four primary assets are the Bendoc, Mt Bute, Rutherglenn and Aur Gading. The Mt Bute Project is located in the Lachlan Orogeny, known to host gold deposits, and is currently undergoing exploration and development activities.

Principles of consolidation

These consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, and cash flows of Rafex Gold Corp. and its wholly-owned subsidiaries Triple Twenty Ltd and Rafex Pty Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 - AGREEMENT AND PLAN OF MERGER

On September 26, 2025, the Company executed an Agreement and Plan of Merger (“Merger Agreement”) with Rafex Gold Acquisition Corp. II and Rafex Pty, Ltd. The Merger Agreement stipulated a tax-free merger of Rafex Gold Acquisition Corp. II with and into Rafex Pty, Ltd. in reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code. As part of the merger, the shareholder of Rafex Pty, Ltd. received Common Stock in Rafex Gold Corp. in exchange for shares of Rafex Pty, Ltd. making Rafex Pty, Ltd. a subsidiary of Rafex Gold Corp. The Merger was subject to certain conditions precedent, including the approval of the shareholders of Rafex Pty, Ltd. and other customary closing conditions. Pursuant to the terms of the Merger Agreement, 23,642,000 shares of Rafex Gold Corp. with a value of $0.10 per share were issued to exchange for the shares of Rafex Pty, Ltd. on a 1 for 1 basis. These shares are included in the financial statements, which are consolidated based on the agreement. Rafex Pty, Ltd. became a wholly-owned subsidiary of Rafex Gold Corp, and the financial statements were adjusted to reflect the assets and liabilities acquired in the Merger, as well as any resulting changes in Rafex Gold Corp.’s capital structure.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of cash deposits and customer receivables. The Company maintains cash with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. To reduce risk, the Company performs credit evaluations of its customers and maintains reserves when necessary for potential credit losses.

Cash and cash equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents as of December 31, 2025 and December 31, 2024.

Recent Accounting Pronouncements

The company has implemented all applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Translation Adjustment

For the year ended December 31, 2025, the accounts of the Subsidiary Company were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD in accordance with the Foreign Currency Matters Topic of the Codification (ASC 830), with the AUD as the functional currency. According to the Codification, all assets and liabilities were translated at the current exchange rate at respective balance sheets dates, stockholders’ equity are translated at the historical rates, and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification (ASC 220), as a component of members’ capital. Transaction gains and losses are reflected in the income statement.

Comprehensive Income/(Loss)

The Company uses SFAS 130 “Reporting Comprehensive Income” (ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive loss for the period ended September 30, 2025, is included in the statement of operations as a foreign currency translation adjustment.

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NOTE 4 - GOING CONCERN

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has no revenue and has accumulated a deficit as of December 31, 2025, of $2,645,094. The Company requires capital for its contemplated operational and marketing activities. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

NOTE 5 - RELATED PARTY TRANSACTIONS

As of December 31, 2025, and December 31, 2024, there were outstanding due to related party payables totaling $80,088 and $237,892 respectively.

NOTE 6 – COMMON STOCK

Pursuant to the terms of the Merger Agreement, see Note 2, 23,642,000 common shares of the Company with a value of $0.10 per share were issued in exchange for the 23,642,000 shares of Rafex Pty, Ltd.

On July 9, 2025, the Company issued 2,500,000 shares of common stock to its CFO with a value of $0.001 as stock-based compensation. There was no cash associated with this transaction.

On September 29, 2025, the Company issued 26,642,000 shares of common stock in exchange for the shares of Rafex Pty, Ltd. on a 1 for 1 basis (see note 2)

As of December 31, 2025, 53,427,968 shares of common stock were issued and outstanding.

NOTE 7 – PREFERRED STOCK

On January 29, 2018, the Company filed a Certificate of Designation designating 1,000,000 shares of preferred stock as Series A Preferred Stock with a par value of $0.001.

As of December 31, 2025, there were 100,000 shares of Series A preferred stock issued and outstanding.

NOTE 8 - TENEMENT ACQUISITION

The Company’s four primary assets are the Bendoc, Mt Bute, Rutherglenn and the Aur Gading iron ore mine.

Bendoc Project

The tenement includes the Bonang, Clarkville, and Bendoc goldfields. Most of the area consists of crown land where logging was active until recently. Drilling has identified an estimated (Non-JORC) resource of approximately 94,000 ounces at the Victoria Star mine, while most other mines in the area remain largely unexplored.

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At Victoria Star, drilling has indicated the presence of both unmined high-grade veins and extensive stock-work zones, which could potentially be suitable for shallow open cut mining. Gold mineralization is associated with a north-south fault system extending over 13 kilometers, much of which has not been explored using modern techniques. Geophysical surveys are expected to be effective across this tenement.

Mt Bute Project

This tenement is near key west-dipping faults known for major gold deposits in Victoria. Up to 50m of basalt cover has limited past exploration, though some areas may have none. In the 1980s, CRA found gold beneath the basalt on basement rocks. There is potential for a large deposit similar to Sovereign Hill. Modern geoscience surveys could directly detect gold within this area.

Rutherglenn Project

EL 8456 was granted to the company in the first quarter of 2025. The lease is centered on the town of Rutherglenn in rural Victoria, Australia. It is 248km^2 and expires on April 30, 2030.1.4 million ounces of gold were produced in the area by 1920, mainly from underground mining of high-grade ancient placers (4.0–7.9 g/m²). The primary gold source remains unidentified. The exploration target exceeds 300,000 ounces, and geophysics should help determine the depth of deep leads.

Aur Gading

The Company through its wholly-owned subsidiary, Rafex Pty Ltd holds a 50% equity interest in Datgeo Minerals Sdn. Bhd. a Malaysian joint venture established in December 2025. The partnership operates the Aur Gading iron ore facility in Pahang, Malaysia with commercial production targeted in Q2 2026. The Company believes there are preliminary mineral inventory targets of 3.95 million tonnes of iron-bearing ores, supported by extensive drilling, LiDAR surveys and independent technical reports.

Hume Dam

The Hume Dam tenement lease expired and is no longer held by the company. This tenement has been fully impaired during 2025 for a total amount of AUD 350,000 (USD 227,816).

NOTE 9 – SUBSEQUENT EVENTS

On April 1, 2026, the Board of Directors approved the cancellation of 75,229 shares of Common Stock of Rafex Gold Corp. that were held by Rafex Pty Ltd., a wholly-owned subsidiary of the Company, as a result of the August 2025 merger. These shares have been returned to the status of authorized but unissued shares. Following this cancellation, the total number of shares of Common Stock issued and outstanding is 53,352,739. The financial statements have been prepared using the pre-cancellation share count of 53,427,968 shares as of December 31, 2025, and the impact of the cancellation will be reflected in the financial statements for the period in which the cancellation was effected.

On May 18, 2026, the Company entered into an agreement with Mr. Davies to convert the outstanding loans made by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries at March 31, 2026. This amount totaled $2,589,734 USD which was converted at $0.25 USD cents per share for a total of 10,358,936 shares of restricted common stock. Further, Mr. Davies entered into a revenue sharing arrangement within the same agreement for any and all loans provided by The Robert Francis Davies Trust to Rafex Gold Corp and its subsidiaries from May 18, 2026 forward. All loans shall be non-interest bearing, and non-convertible. The revenue sharing arrangement calls for loans to be repaid exclusively from 25% of the Company’s 50% share of net income generated from the Aur Gading Iron Ore facility in Pahang, Malaysia operated by DatGeo Minerals Sdn. Bhd. our Malaysian joint venture in which Rafex Gold Corp holds a 50% interest. We are targeting production revenue from our operation at Aur Gading during the third quarter of 2026.

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PART II

Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement. All amounts are estimates except the SEC registration fee.

Item	Amount
SEC Registration Fee	$782.60
Legal Fees and Expenses	1,800
Accounting Fees and Expenses	31,000
Transfer Agent Fees	2,204
Printing and Miscellaneous Expenses	800
Total	$36,586.60

All expenses listed above are being borne by the Company. The Selling Stockholders will not bear any portion of the offering expenses listed above, but will pay any underwriting discounts, commissions, or transfer taxes applicable to the sale of their shares.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation of Rafex Gold Corp. (formerly Sakha Enterprises Corp.), as amended
3.2	Bylaws of Rafex Gold Corp.
3.3	Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of Nevada in January 2018
3.4	Certificate of Domestication from Nevada to Wyoming, filed September 14, 2018
4.1	Specimen Common Stock Certificate of Rafex Gold Corp.
4.2	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
5.1	Legal Opinion of General Counsel, P.C. regarding validity of securities being registered
10.1	Unsecured Loan Agreement dated September 28, 2021 between Robert Francis Davies Trust and Rafex Gold Corp., Rafex Pty Ltd., and Triple Twenty Pty Ltd.
10.2	Debt Conversion and Revenue Sharing Agreement dated May 18, 2026 between Robert Francis Davies Trust and Rafex Gold Corp., Rafex Pty Ltd., and Triple Twenty Pty Ltd.
10.3	Written Consent and Resolution of the Board of Directors of Rafex Gold Corp. dated May 18, 2026 (Debt Conversion Authorization)
10.4	Consulting Agreement between Rafex Gold Corp. and Tech Associates Inc. dated May 27, 2022
10.5	Consulting Agreement between Rafex Gold Corp. and Modern Mag dated September 5, 2022
10.6	Agreement to Mine, Process and Operate dated December 3, 2024 among Datgeo Minerals Sdn Bhd, Rafex Pty Ltd., and Datgeo Sdn Bhd
10.7	Merger Agreement between Rafex Gold Corp. and Triple Twenty Pty Ltd. (2023)
10.8	Merger Agreement between Rafex Gold Corp. and Rafex Pty Ltd. (2025)
10.9	Subscription Agreements with Selling Stockholders (form of)
10.10	Written Consent and Resolution of the Board of Directors of Rafex Gold Corp. dated April 1, 2026 (Cancellation of 75,229 shares held by Rafex Pty Ltd.)
21.1	Subsidiaries of Rafex Gold Corp.
23.1	Consent of Dylan Floyd Accounting CPA
23.2	Consent of General Counsel, P.C. (included in Exhibit 5.1)
107	Filing Fee Table

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cheyenne, State of Wyoming, on September 10, 2026.

RAFEX GOLD CORP.

By: /s/ Russell Brimage

Name: Russell Brimage
Title: President, Chief Executive Officer, and Chairman of the Board
(Principal Executive Officer)

By: /s/ Richard Chiang
Name: Richard Chiang
Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell Brimage Russell Brimage	President, Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)	September 10, 2026

/s/ Richard Chiang Richard Chiang	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 10, 2026

/s/ Robert Francis Davies Robert Francis Davies	Director	September 10, 2026

/s/ Justin Leigh Ward Justin Leigh Ward	Geophysicist and Director	September 10, 2026

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